EXHIBIT 99.5

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders and board of directors of Primerica, Inc.:

We have audited the accompanying consolidated balance sheets of Primerica, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated and combined statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated and combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Primerica, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated and combined financial statements, in April 2010 the Company completed its initial public offering and a series of related transactions. Also as discussed in Note 1 to the consolidated and combined financial statements, the Company retrospectively adopted the provisions of ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, as of January 1, 2012, and adopted the provisions of FASB Staff Position Financial Accounting Standard No. 115-2 and Financial Accounting Standard No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments — Debt and Equity Securities) as of January 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Primerica, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2012 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia
February 28, 2012, except as to Notes 1, 2, 6, 11, 12, 13, 14 and 19 which are as of May 8, 2012

EX 99.5-1

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2011	2010
	(In thousands)
Assets
Investments:
Fixed-maturity securities available for sale, at fair value (amortized cost: $1,811,359 in 2011 and $1,929,757 in 2010)	$1,959,156	$2,081,361
Equity securities available for sale, at fair value (cost: $21,329 in 2011 and $17,394 in 2010)	26,712	23,213
Trading securities, at fair value (cost: $9,793 in 2011 and $22,619 in 2010)	9,640	22,767
Policy loans	25,982	26,229
Other invested assets	14	14
Total investments	2,021,504	2,153,584
Cash and cash equivalents	136,078	126,038
Accrued investment income	21,579	22,328
Due from reinsurers	3,855,318	3,731,002
Deferred policy acquisition costs, net	904,485	738,946
Premiums and other receivables	163,845	168,026
Intangible assets	71,928	75,357
Other assets	268,485	307,342
Separate account assets	2,408,598	2,446,786
Total assets	$9,851,820	$9,769,409
Liabilities and Stockholders’ Equity
Liabilities:
Future policy benefits	$4,614,860	$4,409,183
Unearned premiums	7,022	5,563
Policy claims and other benefits payable	241,754	229,895
Other policyholders’ funds	340,766	357,253
Note payable	300,000	300,000
Current income tax payable	33,177	43,224
Deferred income taxes	48,139	53,702
Other liabilities	381,496	385,549
Payable under securities lending	149,358	181,726
Separate account liabilities	2,408,598	2,446,786
Commitments and contingent liabilities (see Note 16)
Total liabilities	8,525,170	8,412,881
Stockholders’ equity:
Common stock ($.01 par value, authorized 500,000 in 2011 and 2010 and issued 64,883 shares in 2011 and 72,843 shares in 2010)	649	728
Paid-in capital	835,232	1,010,635
Retained earnings	344,104	194,225
Accumulated other comprehensive income, net of income tax:
Unrealized foreign currency translation gains	51,248	54,893
Net unrealized investment gains (losses):
Net unrealized investment gains not other-than-temporarily impaired	97,082	98,322
Net unrealized investment losses other-than-temporarily impaired	(1,665)	(2,275)
Total stockholders’ equity	1,326,650	1,356,528
Total liabilities and stockholders’ equity	$9,851,820	$9,769,409
See accompanying notes to consolidated and combined financial statements.

EX 99.5-2

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated and Combined Statements of Income

	Year ended December 31,
	2011	2010		2009
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,229,467	$2,181,074		$2,112,781
Ceded premiums	(1,703,075)	(1,450,367)		(610,754)
Net premiums	526,392	730,707		1,502,027
Commissions and fees	412,979	382,940		335,986
Net investment income	108,601	165,111		351,326
Realized investment gains (losses), including other-than-temporary impairment losses	6,440	34,145		(21,970)
Other, net	48,681	48,960		53,032
Total revenues	1,103,093	1,361,863		2,220,401
Benefits and expenses:
Benefits and claims	242,696	317,703		600,273
Amortization of deferred policy acquisition costs	104,034	147,841		352,257
Sales commissions	191,722	180,054		162,756
Insurance expenses	89,192	105,132		179,592
Insurance commissions	38,618	48,182		50,750
Interest expense	27,968	20,872		—
Other operating expenses	164,954	180,610		132,978
Total benefits and expenses	859,184	1,000,394		1,478,606
Income before income taxes	243,909	361,469		741,795
Income taxes	86,718	129,013		259,114
Net income	$157,191	$232,456		$482,681
Earnings per share:
Basic	$2.11	$3.09	(1)
Diluted	$2.08	$3.06	(1)
Weighted-average shares used in computing earnings per share:
Basic	72,283	72,099	(1)
Diluted	73,107	72,882	(1)
(1) Pro forma basis using weighted-average shares, including the shares issued or issuable upon lapse of restrictions following our April 1, 2010 corporate reorganization as though they had been issued and outstanding on January 1, 2010.

Supplemental disclosures:
Total impairment losses	$(2,198)	$(12,711)		$(74,967)
Impairment losses recognized in other comprehensive income before income taxes	183	553		13,573
Net impairment losses recognized in earnings	(2,015)	(12,158)		(61,394)
Other net realized investment gains	8,455	46,303		39,424
Realized investment gains (losses), including other-than-temporary impairment losses	$6,440	$34,145		$(21,970)
See accompanying notes to consolidated and combined financial statements.

EX 99.5-3

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated and Combined Statements of Stockholders’ Equity

	Year ended December 31,
	2011	2010	2009
	(In thousands, except per-share amounts)
Common stock:
Balance, beginning of period	$728	$—	$—
Repurchase of shares held by Citi	(89)	—	—
Net issuance of common stock	10	728	—
Balance, end of period	649	728	—
Paid-in capital:
Balance, beginning of period	1,010,635	1,124,096	1,095,062
Share-based compensation	25,335	46,094	(1,836)
Net issuance of common stock	(10)	(727)	—
Repurchase of shares held by Citi	(199,911)	—	—
Net capital contributed by Citi	1,426	295,168	30,870
Issuance of warrants to Citi	—	18,464	—
Issuance of note payable to Citi	—	(300,000)	—
Tax election under Section 338(h)(10) of the Internal Revenue Code	(2,243)	(172,460)	—
Balance, end of period	835,232	1,010,635	1,124,096
Treasury Stock:
Balance, beginning of period	—	—	—
Treasury stock acquired	—	(75,420)	—
Treasury stock issued, at cost	—	41,056	—
Treasury stock retired	—	34,364	—
Balance, end of period	—	—	—
Retained earnings:
Balance, beginning of period	194,225	3,473,306	3,177,254
Adoption of FSP SFAS No. 115-2 (included in ASC 320), net of income tax expense of $3,929 in 2009	—	—	7,298
Net income	157,191	232,456	482,681
Dividends ($0.10 per share in 2011 and $0.02 per share in 2010)	(7,312)	(1,502)	—
Distributions of warrants to Citi	—	(18,464)	—
Distributions to Citi	—	(3,491,571)	(193,927)
Balance, end of period	344,104	194,225	3,473,306
Accumulated other comprehensive income:
Balance, beginning of period	150,940	169,869	(323,033)
Adoption of FSP SFAS No. 115-2 (included in ASC 320), net of income tax expense of $(3,929) in 2009	—	—	(7,298)
Change in foreign currency translation adjustment, net of income tax expense of $0 in 2011, $4,630 in 2010, and $27,125 in 2009	(3,645)	15,009	47,824
Change in net unrealized investment gains (losses) during the period, net of income taxes:
Change in net unrealized investment gains (losses) not-other-than temporarily impaired, net of income tax expense (benefit) of $(1,785) in 2011, $(24,848) in 2010, and $245,060 in 2009	(1,240)	(47,783)	461,198
Change in net unrealized investment gains (losses) other-than-temporarily impaired, net of income tax expense (benefit) of $328 in 2011, $7,455 in 2010, and $(4,751) in 2009	610	13,845	(8,822)
Balance, end of period	146,665	150,940	169,869
Total stockholders’ equity	$1,326,650	$1,356,528	$4,767,271
See accompanying notes to consolidated and combined financial statements.

EX 99.5-4

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated and Combined Statements of Comprehensive Income

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Net income	$157,191	$232,456	$482,681
Other comprehensive (loss) income before income taxes:
Unrealized investment gains (losses):
Change in unrealized gains on investment securities	3,839	114,867	663,458
Reclassification adjustment for realized investment gains (losses) included in net income	(5,926)	(33,510)	21,929
Reclassification adjustment for unrealized gains on investment securities transferred	—	(132,688)	—
Foreign currency translation adjustments:
Change in unrealized foreign currency translation gains	(3,645)	19,639	74,949
Total other comprehensive (loss) income before income taxes	(5,732)	(31,692)	760,336
Income tax (benefit) expense related to items of other comprehensive (loss) income	(1,457)	(12,763)	267,434
Other comprehensive (loss) income, net of income taxes	(4,275)	(18,929)	492,902
Total comprehensive income	$152,916	$213,527	$975,583
See accompanying notes to consolidated and combined financial statements.

EX 99.5-5

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated and Combined Statements of Cash Flows

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$157,191	$232,456	$482,681
Adjustments to reconcile net income to cash provided by operating activities:
Change in future policy benefits and other policy liabilities	85,464	71,037	148,775
Deferral of policy acquisition costs	(270,661)	(259,201)	(343,886)
Amortization of deferred policy acquisition costs	104,034	147,841	352,257
Deferred tax provision	(3,426)	19,681	(26,067)
Change in income taxes	(11,866)	(40,902)	74,991
Realized investment gains (losses), including other-than-temporary impairments	(6,440)	(34,145)	21,970
Accretion and amortization of investments	(2,818)	(1,878)	(8,226)
Depreciation and amortization	10,731	10,063	10,342
Change in due from reinsurers	(4,292)	(72,172)	(911)
Change in due to/from affiliates	—	(44,012)	55,460
Change in premiums and other receivables	3,464	(7,129)	(2,975)
Trading securities acquired (sold), net	3,597	(5,994)	(4,553)
Share-based compensation	20,470	45,616	(1,794)
Other, net	2,523	(20,405)	(42,468)
Net cash provided by operating activities	87,971	40,856	715,596
Cash flows from investing activities:
Available-for-sale investments sold, matured or called:
Fixed-maturity securities - sold	214,807	993,278	713,805
Fixed-maturity securities - matured or called	375,124	514,132	878,215
Equity securities	3,037	36,566	667
Available-for-sale investments acquired:
Fixed-maturity securities	(460,459)	(787,683)	(1,945,887)
Equity securities	(144)	(7,560)	(1,115)
Change in policy loans	247	705	1,354
Purchases of furniture and equipment, net	(3,913)	(9,864)	(4,894)
Cash collateral (returned) received on loaned securities, net	(32,368)	(328,375)	156,207
Sales (purchases) of short-term investments using securities lending collateral, net	32,368	328,375	(156,207)
Net cash provided by (used in) investing activities	128,699	739,574	(357,855)
Cash flows from financing activities:
Repurchase of shares held by Citi	(200,000)	—	—
Dividends	(7,312)	(1,502)	—
Net distributions to Citi	—	(1,288,391)	(56,427)
Net cash used in financing activities	(207,312)	(1,289,893)	(56,427)
Effect of foreign exchange rate changes on cash	682	32,979	(1,146)
Change in cash and cash equivalents	10,040	(476,484)	300,168
Cash and cash equivalents, beginning of period	126,038	602,522	302,354
Cash and cash equivalents, end of period	$136,078	$126,038	$602,522

Supplemental disclosures of cash flow information:
Income taxes paid	$96,305	$260,275	$220,988
Interest paid	27,555	13,695	639
Impairment losses included in realized investment gains (losses), including other-than-temporary impairments	2,015	12,158	61,394
Non-cash activities:
Share-based compensation	$29,445	$46,094	$(1,836)
Net contributions from (distributions to) Citi	1,426	(1,908,012)	42,370
See accompanying notes to consolidated and combined financial statements.

EX 99.5-6

PRIMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated and Combined Financial Statements

(1)	Summary of Significant Accounting Policies
Description of Business. Primerica, Inc. (the Parent Company) together with its subsidiaries (collectively, we or the Company) is a leading distributor of financial products to middle income households in the United States and Canada. We assist our clients in meeting their needs for term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. Our primary subsidiaries include the following entities: Primerica Financial Services, Inc., a general agency and marketing company; Primerica Life Insurance Company (Primerica Life), our principal life insurance company; Primerica Financial Services (Canada) Ltd., a holding company for our Canadian operations, which includes Primerica Life Insurance Company of Canada (Primerica Life Canada); and PFS Investments Inc., an investment products company and broker-dealer. Primerica Life, domiciled in Massachusetts, owns National Benefit Life Insurance Company (NBLIC), a New York life insurance company. Each of these entities was indirectly wholly owned by Citigroup Inc. (together with its non-Primerica affiliates, Citi) through March 31, 2010.
On March 31, 2010, Primerica Life, Primerica Life Canada and NBLIC entered into significant coinsurance transactions with Prime Reinsurance Company, Inc. (Prime Re) and two affiliates of Citi (collectively, the Citi reinsurers). In April 2010, Citi transferred the legal entities that comprise our business to us and we completed a series of transactions including the distribution of Prime Re to Citi and an initial public offering of our common stock by Citi pursuant to the Securities Act of 1933, as amended (the IPO).
We were incorporated in Delaware in 2009 by Citi to serve as a holding company for the life insurance and financial product distribution businesses that we have operated for more than 30 years. At such time, we issued 100 shares of common stock to Citi. These businesses, which prior to April 1, 2010 were wholly owned indirect subsidiaries of Citi, were transferred to us on April 1, 2010. In conjunction with our reorganization, we issued to a wholly owned subsidiary of Citi (i) 74,999,900 shares of our common stock (of which 24,564,000 shares of common stock were subsequently sold by Citi in the IPO; 16,412,440 shares of common stock were subsequently sold by Citi in April 2010 to certain private equity funds managed by Warburg Pincus LLC (Warburg Pincus) (the private sale); and 5,021,412 shares of common stock were immediately contributed back to us for equity awards granted to our employees and sales force leaders in connection with the IPO, (ii) warrants to purchase from us an aggregate of 4,103,110 shares of our common stock (which were subsequently transferred by Citi to Warburg Pincus pursuant to the private sale), and (iii) a $300.0 million note payable due on March 31, 2015 bearing interest at an annual rate of 5.5% (the Citi note). Prior to our corporate reorganization, we had no material assets or liabilities. Upon completion of the corporate reorganization, we became a holding company with our primary asset being the capital stock of our operating subsidiaries and our primary liability being the Citi note.

Basis of Presentation. We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). These principles are established primarily by the Financial Accounting Standards Board (FASB). The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect financial statement balances, revenues and expenses and cash flows as well as the disclosure of contingent assets and liabilities. Management considers available facts and knowledge of existing circumstances when establishing the estimates included in our financial statements.

The most significant items that involve a greater degree of accounting estimates and actuarial determinations subject to change in the future are the valuation of investments, deferred policy acquisition costs (DAC), and liabilities for future policy benefits and unpaid policy claims. Estimates for these and other items are subject to change and are reassessed by management in accordance with GAAP. Actual results could differ from those estimates.

The accompanying consolidated and combined financial statements include the accounts of the Company and those entities required to be consolidated or combined under applicable accounting standards. All material intercompany profits, transactions, and balances among the consolidated or combined entities have been eliminated. Financial statements for 2011 and 2010 have been consolidated and include those assets, liabilities, revenues, and expenses directly attributable to the Company's operations. Financial statements for 2009 have been combined and include those assets, liabilities, revenues, and expenses directly attributable to the Company's operations. All material intercompany profits, transactions, and balances among the consolidated or combined entities have been eliminated.

EX 99.5-7

Reclassifications. Certain reclassifications have been made to prior-period amounts to conform to current-period reporting classifications. Concurrent with our retrospective implementation of ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26), certain items have been reclassified among sales commissions, insurance expenses, insurance commissions, and other operating expenses. These reclassifications had no impact on net income, total stockholders' equity or income before income taxes by segment.

Foreign Currency Translation. Assets and liabilities denominated in Canadian dollars are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated monthly at amounts that approximate weighted-average exchange rates, with resulting gains and losses included in stockholders' equity. We may use currency swap and forward contracts to mitigate foreign currency exposures.

Investments. Investments are reported on the following bases:

•
Available-for-sale fixed-maturity securities, including bonds and redeemable preferred stocks not classified as trading securities, are carried at fair value. When quoted market values are unavailable, we obtain estimates from independent pricing services or estimate fair value based upon a comparison to quoted issues of the same issuer or of other issuers with similar characteristics.

•
Equity securities, including common and nonredeemable preferred stocks, are classified as available for sale and are carried at fair value. When quoted market values are unavailable, we obtain estimates from independent pricing services or estimates fair value based upon a comparison to quoted issues of the same issuer or of other issuers with similar characteristics.

•
Trading securities, which primarily consist of bonds, are carried at fair value. Changes in fair value of trading securities are included in net investment income in the period in which the change occurred.

•	Policy loans are carried at unpaid principal balances, which approximate fair value.

Investment transactions are recorded on a trade-date basis. We use the specific-identification method to determine the realized gains or losses from securities transactions and report the realized gains or losses in the accompanying consolidated and combined statements of income.

Unrealized gains and losses on available-for-sale securities are included as a separate component of accumulated other comprehensive income except for the credit loss components of other-than-temporary declines in fair value, which are recorded as realized losses in the accompanying consolidated and combined statements of income.

Investments are reviewed on a quarterly basis for other-than-temporary impairments (OTTI). Credit risk, interest rate risk, duration of the unrealized loss, actions taken by ratings agencies, and other factors are considered in determining whether an unrealized loss is other-than-temporary. Our consolidated and combined statements of income for the three years ended December 31, 2011 reflect the impairment on debt securities that we intend to sell or would more-likely than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale (AFS) debt securities that we have no intent to sell and believe that it more-likely than-not we will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the remainder is recognized in accumulated other comprehensive income (AOCI) in the accompanying consolidated and combined financial statements. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security. Any subsequent changes in fair value of the security related to non-credit factors recognized in other comprehensive income are presented as an adjustment to the amount previously presented in the net unrealized investment gains (losses) other-than-temporarily impaired category of accumulated other comprehensive income.

We participate in securities lending transactions with broker-dealers and other financial institutions to increase investment income with minimal risk. We require minimum collateral on securities loaned equal to 102% of the fair value of the loaned securities. We accept collateral in the form of securities, which we are not able to sell or encumber, and to the extent the collateral declines in value below 100%, we require additional collateral from the borrower. Any securities collateral received is not reflected on our balance sheet. We also accept collateral in the form of cash, all of which we reinvest. For loans involving unrestricted cash collateral, the collateral is reported as an asset with a corresponding liability representing our obligation to return the collateral. We continue to carry the lent securities as investment assets on our balance sheet during the terms of the loans, and we do not report them

EX 99.5-8

as sales.

Interest income on fixed-maturity securities is recorded when earned using the effective-yield method, which gives consideration to amortization of premiums and accretion of discounts. Dividend income on equity securities is recorded when declared. These amounts are included in net investment income in the accompanying consolidated and combined statements of income.

Included within fixed-maturity securities are loan-backed and asset-backed securities. Amortization of the premium or accretion of the discount uses the retrospective method. The effective yield used to determine amortization/accretion is calculated based on actual and historical projected future cash flows, which are obtained from a widely accepted data provider and updated quarterly.

Derivative instruments are stated at fair value based on market prices. Gains and losses arising from forward contracts are a component of realized gains and losses in the accompanying consolidated and combined statements of income. Gains and losses arising from foreign currency swaps are reflected in other comprehensive income as they effectively hedge the variability in cash flows from our investments in foreign currency-denominated debt securities.

Embedded conversion options associated with fixed-maturity securities are bifurcated from the fixed-maturity security host contracts and separately recognized as equity securities. The change in fair value of these bifurcated conversion options is reflected in realized investment gains, including OTTI losses.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, money market instruments, and all other highly liquid investments purchased with an original or remaining maturity of three months or less at the date of acquisition.

Reinsurance. We use reinsurance extensively, utilizing yearly renewable term (YRT) and coinsurance agreements. Under YRT agreements, we reinsure only the mortality risk, while under coinsurance, we reinsure a proportionate part of all risks arising under the reinsured policy. Under coinsurance, the reinsurer receives a proportionate part of the premiums, less commission allowances, and is liable for a corresponding part of all benefit payments.

All reinsurance contracts in effect for 2011 and 2010 transfer a reasonable possibility of substantial loss to the reinsurer or are accounted for under the deposit method of accounting.

Ceded premiums are treated as a reduction to direct premiums and are recognized when due to the assuming company. Ceded claims are treated as a reduction to direct benefits and are recognized when the claim is incurred on a direct basis. Ceded policy reserve changes are also treated as a reduction to benefits expense and are recognized during the applicable financial reporting period.

Reinsurance premiums, commissions, expense reimbursements, benefits, and reserves related to reinsured long-duration contracts are accounted for over the life of the underlying contracts using assumptions consistent with those used to account for the underlying policies. Amounts recoverable from reinsurers, for both short- and long-duration reinsurance arrangements, are estimated in a manner consistent with the claim liabilities and policy benefits associated with reinsured policies. Ceded policy reserves and claims liabilities relating to insurance ceded are shown as due from reinsurers on the accompanying consolidated and combined balance sheets.

We analyze and monitor the credit-worthiness of each of our reinsurance partners to minimize collection issues. For reinsurance contracts with unauthorized reinsurers, we require collateral such as letters of credit.

To the extent we receive ceding allowances to cover policy and claims administration under reinsurance contracts, these allowances are treated as a reduction to insurance commissions and expenses and are recognized when due from the assuming company. To the extent we receive ceding allowances reimbursing commissions that would otherwise be deferred; the amount of commissions deferrable will be reduced. The corresponding DAC balances are reduced on a pro rata basis by the portion of the business reinsured with reinsurance agreements that meet risk transfer provisions. The reduced DAC will result in a corresponding reduction of amortization expense.

Deferred Policy Acquisition Costs (DAC). The costs of acquiring new business are deferred to the extent that they result directly from and are essential to the contract transaction(s) and would not have been incurred had the contract transaction(s) not occurred. These costs mainly include commissions and policy issue expenses. The recovery of such costs is dependent on the future profitability of the related policies, which, in turn, is dependent

EX 99.5-9

principally upon mortality, persistency, investment returns, and the expense of administering the business, as well as upon certain economic variables, such as inflation. Deferred policy acquisition costs are subject to recoverability testing annually and when impairment indicators exist. We make certain assumptions regarding persistency, expenses, interest rates and claims. These assumptions may not be modified, or unlocked, unless recoverability testing deems them to be inadequate. Assumptions are updated for new business to reflect the most recent experience. Deferrable insurance policy acquisition costs are amortized over the premium-paying period of the related policies in proportion to annual premium income. Acquisition costs for Canadian segregated funds are amortized over the life of the policies in relation to historical and future estimated gross profits before amortization. The gross profits and resulting DAC amortization will vary with actual fund returns, redemptions and expenses. Due to the inherent uncertainties in making assumptions about future events, materially different experience from expected results in persistency could result in a material increase or decrease of deferred acquisition cost amortization in a particular period.

Intangible Assets. Intangible assets are amortized over their estimated useful lives. Any intangible asset that was deemed to have an indefinite useful life is not amortized but is subject to an annual impairment test. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. For the other intangible assets, which are subject to amortization, an impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the intangible asset.

Property, Plant, and Equipment. Equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the remaining life of the lease. Computer hardware, software, and other equipment are depreciated over three to five years. Furniture is depreciated over seven years. Property, plant and equipment were as follows:

	December 31,
	2011	2010
	(In thousands)
Data processing equipment and software	$53,388	$55,793
Leasehold improvements	14,223	14,148
Other, principally furniture and equipment	24,120	22,437
	91,731	92,378
Accumulated depreciation	(78,794)	(76,055)
Net property, plant, and equipment	$12,937	$16,323
Depreciation expense was as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Depreciation expense	$7,302	$6,895	$6,803
Depreciation expense is included in other operating expenses in the accompanying consolidated and combined statements of income.

Separate Accounts. The separate accounts are primarily comprised of contracts issued by the Company through its subsidiary, Primerica Life Canada, pursuant to the Insurance Companies Act (Canada). The Insurance Companies Act authorizes Primerica Life Canada to establish the separate accounts.

The separate accounts are represented by individual variable insurance contracts. Purchasers of variable insurance contracts issued by Primerica Life Canada have a direct claim to the benefits of the contract that entitles the holder to units in one or more investment funds (the Funds) maintained by Primerica Life Canada. The Funds invest in assets that are held for the benefit of the owners of the contracts. The benefits provided vary in amount depending on the market value of the Funds' assets. The Funds' assets are administered by Primerica Life Canada and are held separate and apart from the general assets of the Company. The liabilities reflect the variable insurance contract holders' interests in variable insurance assets based upon actual investment performance of the respective Funds. Separate account operating results relating to contract holders' interests are excluded from our consolidated and combined statements of income.

Primerica Life Canada's contract offerings guarantee the maturity value at the date of maturity (or upon death,

EX 99.5-10

whichever occurs first), to be equal to 75% of the sum of all contributions made, net of withdrawals, on a first-in first-out basis. Otherwise, the maturity value or death benefit will be the accumulated value of units allocated to the contract at the specified valuation date. The amount of this value is not guaranteed, but will fluctuate with the fair value of the Funds.

Policyholder Liabilities. Future policy benefits are accrued over the current and expected renewal periods of the contracts. Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method, including assumptions as to investment yields, mortality, persistency, and other assumptions based on our experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. The underlying mortality tables are the Society of Actuaries (SOA) 65-70, SOA 75-80, SOA 85-90, and the 91 Bragg, modified to reflect various underwriting classifications and assumptions. Investment yield reserve assumptions at December 31, 2011 and 2010 range from approximately 3.5% to 7.0%. The liability for future policy benefits and claims on traditional life, health, and credit insurance products includes estimated unpaid claims that have been reported to us and claims incurred but not yet reported.
The reserves we establish are necessarily based on estimates, assumptions and our analysis of historical experience. Our results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. Our reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. We cannot determine with precision the ultimate amounts that we will pay for actual claims or the timing of those payments.

Other Policyholders' Funds. Other policyholders' funds primarily represent claim payments left on deposit with us.

Income Taxes. We are subject to the income tax laws of the United States, its states, municipalities, and certain unincorporated territories, and those of Canada. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the applicability of these inherently complex tax laws. We also must make estimates about the future impact certain items will have on taxable income in the various tax jurisdictions, both domestic and foreign.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not applicable to the periods in which we expect the temporary difference will reverse.

During the first quarter of 2010, our federal income tax return was included as part of Citi's consolidated federal income tax return. On March 30, 2010, in anticipation of our corporate reorganization, we entered into a tax separation agreement with Citi. In accordance with the tax separation agreement, Citi will be responsible for and shall indemnify and hold the Company harmless from and against any consolidated, combined, affiliated, unitary or similar federal, state or local income tax liability with respect to the Company for any taxable period ending on or before April 7, 2010, the closing date of the IPO. After the closing date, the Company was no longer part of Citi's consolidated federal income tax return. As a result of the separation from Citi, the Company will be required to file two consolidated income tax returns for five tax years, which is expected to cover the tax years ending December 31, 2010 through December 31, 2014. Primerica Life and NBLIC will comprise one of the U.S. consolidated tax groups while the Parent Company and the remaining U.S. subsidiaries will comprise the second U.S. consolidated tax group. The method of allocation between companies is pursuant to a written agreement. Allocation is based upon separate return calculations with credit for net losses as utilized. Allocations are calculated and settled quarterly.

Premium Revenues. Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits, and are primarily related to term products. Premiums are recognized as revenues when due.

Commissions and Fees. We receive commission revenues from the sale of various non-life insurance products on a monthly basis. Commissions are received primarily on sales of mutual funds and annuities. We primarily receive trail commission revenues from mutual fund and annuity products on a monthly basis based on the daily net asset value of shares sold by us. We, in turn, pay certain commissions to our sales force. We also receive marketing and support fees from product originators. We also receive management fees based on the average daily net asset

EX 99.5-11

value of managed accounts and contracts related to separate account assets issued by Primerica Life Canada.

We earn recordkeeping fees for administrative functions that we perform on behalf of several of our mutual fund providers and custodial fees for services performed as a non-bank custodian of our clients' retirement plan accounts. These fees are recognized as income during the period in which they are earned.

We also receive record-keeping fees monthly from mutual fund accounts on our servicing platform and in turn pay a third-party provider for its servicing of certain of these accounts.

Benefits and Expenses. Benefit and expense items are charged to income in the period in which they are incurred. Both the change in policyholder liabilities, which is included in benefits and claims, and the amortization of deferred policy acquisition costs, will vary with policyholder persistency.

Share-Based Transactions. For employee share-based compensation, we determine a grant date fair value and recognize the related compensation expense, adjusted for expected forfeitures, in the statement of income over the vesting period of the respective awards. For non-employee share-based compensation, we recognize the impact throughout the vesting period and the fair value of the award is based on the vesting date. To the extent that a share-based award contains sale restrictions extending beyond the vesting date, we reduce the recognized fair value of the award to reflect the corresponding illiquidity discount. Certain non-employee share-based compensation awards are granted based on the successful acquisition of life insurance policies. We defer these expenses and amortize the impact over the life of the underlying life insurance policies acquired to the extent they meet GAAP deferral requirements.
Earnings Per Share (EPS). Primerica has outstanding common stock, warrants, and equity awards. Both the vested and unvested equity awards maintain non-forfeitable dividend rights that result in dividend payment obligations on a one-to-one ratio with common shares for any future dividend declarations. These equity awards are deemed participating securities for purposes of calculating EPS.
As a result of issuing equity awards that are deemed participating securities, we calculate EPS using the two-class method. Under the two-class method, we allocate earnings to common shares and to fully vested equity awards. Earnings attributable to unvested equity awards, along with the corresponding share counts, are excluded from EPS as reflected in our consolidated statements of income.
In calculating basic EPS, we deduct any dividends and undistributed earnings allocated to unvested equity awards from net income and then divide the result by the weighted-average number of common shares and fully vested equity awards outstanding for the period.
We determine the potential dilutive effect of warrants on EPS using the treasury-stock method. Under this method, we utilize the exercise price to determine the amount of cash that would be available to repurchase shares if the warrants were exercised. We then use the average market price of our common shares during the reporting period to determine how many shares we could repurchase with the cash raised from the exercise. The net incremental share count issued represents the potential dilutive securities. We then reallocate earnings to common shares and fully vested equity awards incorporating the increased, fully diluted share count to determine diluted EPS.
Discontinued Operations. Primerica Financial Services Home Mortgages, Inc. (Primerica Mortgages), our U.S. loan brokering company, ceased its loan brokering activities in all states in which it held licenses effective December 31, 2011. As of January 1, 2012, Primerica Mortgages no longer accepts loan requests from U.S. clients. As the pending loan requests are processed by our lender, which we anticipate should be completed by the end of the first quarter of 2012, Primerica Mortgages is commencing the process of surrendering its state licenses and completely exiting the loan brokering business in the United States. The related financial impact is immaterial to our financial statements and will not have a material impact on our business.
New Accounting Principles
Other-Than-Temporary Impairments on Investment Securities. In April 2009, the FASB issued FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (ASC 320-10/FSP SFAS 115-2), which amends the recognition guidance for OTTI of debt securities and expands the financial statement disclosures for OTTI on debt and equity securities. The Company adopted the FSP in the first quarter of 2009.

EX 99.5-12

As a result of this FSP, the Company's consolidated and combined statements of income reflect the full impairment (that is, the difference between the security's amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely than-not be required to sell before the expected recovery of the amortized cost basis. For AFS debt securities that management has no intent to sell and believes that it is more-likely than-not will not be required to be sold prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the remainder is recognized in AOCI in the accompanying consolidated and combined balance sheets. The credit loss component recognized in earnings is identified as the amount of principal and interest cash flows not expected to be received over the remaining term of the security. As a result of the adoption of the FSP, we recorded the cumulative effect of the change as an increase to the opening balance of retained earnings at January 1, 2009 of $11.2 million on a pretax basis ($7.3 million after-tax).

Accounting for Deferred Policy Acquisition Costs. In October 2010, the FASB issued ASU 2010-26. ASU 2010-26 defines deferred acquisition costs as incremental direct costs of successful contract acquisitions that result directly from and are essential to the contract transaction(s) and would not have been incurred had the contract transaction(s) not occurred. All other acquisition-related costs, including unsuccessful acquisition and renewal efforts, will be charged to expense as incurred. Administrative costs, rent, depreciation, occupancy, equipment, and all other general overhead costs are considered indirect costs and will be charged to expense as incurred. The update allows either prospective or retrospective adoption.

Effective January 1, 2012, we retrospectively adopted ASU 2010-26. The reduction to our DAC asset was approximately $146.2 million as of December 31, 2011 and approximately $114.3 as of December 31, 2010. The reduction to net income was approximately $21.1 million in 2011, approximately $25.3 million in 2010, and approximately $11.9 million in 2009.  The net impact of adoption reduced stockholders' equity by approximately $96.0 million as of December 31, 2011, by approximately $75.0 million as of December 31, 2010, by approximately $176.5 million as of December 31, 2009 and by approximately $162.7 million as of January 1, 2009.

Future Application of Accounting Standards
Fair Value Measurement Amendments. In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (ASU 2011-04). The main provisions of ASU 2011-04 result in common fair value measurement and disclosures requirements for U.S. GAAP and International Financial Reporting Standards ("IFRS"). ASU 2011-04 changes the wording used to describe the requirements for measuring fair value and for disclosing information about fair value measurement, including requiring quantitative disclosures about the unobservable inputs used in fair value measurements. The amendments in the update are to be applied prospectively for our fiscal year beginning January 1, 2012. We do not anticipate a material impact on our financial position or results of operations as a result of this update.
Recent accounting guidance not discussed above is not applicable, is immaterial to our financial statements, or did not or will not have an impact on our business.

(2) Segment Information

We have two primary operating segments - Term Life Insurance and Investment and Savings Products. The Term Life Insurance segment includes underwriting profits on our in-force book of term life insurance policies, net of reinsurance, which are underwritten by our life insurance company subsidiaries. The Investment and Savings Products segment includes mutual funds and variable annuities distributed through licensed broker-dealer subsidiaries and includes segregated funds, an individual annuity savings product that we underwrite in Canada through Primerica Life Canada. In the United States, we distribute mutual fund and annuity products of several third-party companies. We also earn fees for account servicing on a subset of the mutual funds we distribute. In Canada, we offer a Primerica-branded fund-of-funds mutual fund product, as well as mutual funds of well known mutual fund companies. These two operating segments are managed separately because their products serve different needs - term life insurance protection versus wealth-building savings products.

We also have a Corporate and Other Distributed Products segment, which consists primarily of revenues and expenses related to the distribution of non-core products, prepaid legal services and various insurance products other than our core term life insurance products. With the exception of certain life and disability insurance products, which we underwrite, these products are distributed pursuant to arrangements with third parties.

EX 99.5-13

Assets specifically related to a segment are held in that segment. We allocate invested assets to the Term Life Insurance segment based on the book value of invested assets necessary to meet statutory reserve requirements and our targeted capital objectives. Remaining invested assets and all unrealized gains and losses are allocated to the Corporate and Other Distributed Products segment. In connection with our corporate reorganization in 2010, we signed a reinsurance agreement subject to deposit accounting (the 10% Reinsurance Agreement) and have recognized the deposit asset in the Term Life Insurance segment. DAC is recognized in a particular segment based on the product to which it relates. Separate account assets supporting the segregated funds product in Canada are held in the Investment and Savings Products segment. Any remaining unallocated assets are reported in the Corporate and Other Distributed Products segment. Information regarding assets by segment follows:

	December 31,
	2011	2010
	(In thousands)
Assets:
Term life insurance segment	$6,009,162	$5,642,243
Investment and savings products segment	2,591,137	2,615,916
Corporate and other distributed products segment	1,251,521	1,511,250
Total assets	$9,851,820	$9,769,409

The Investment and Savings Products segment also includes assets held in separate accounts. Excluding separate accounts, the Investment and Savings Product segment assets were as follows:

	December 31,
	2011	2010
	(In thousands)
Investment and savings products segment assets, excluding separate accounts	$183,622	$170,326
Although we do not view our business in terms of geographic segmentation, our Canadian businesses’ percentage of total assets were as follows:

	December 31,
	2011	2010
Canadian assets as a percent of total assets	31%	32%
Canadian assets as a percent of total assets, excluding separate accounts	9%	9%

The deposit asset recognized in connection with the 10% Reinsurance Agreement generates an effective yield, which is reported in the Term Life Insurance segment and reflected in net investment income in our statement of income. We then allocate the remaining net investment income based on the book value of the invested assets allocated to the Term Life Insurance segment compared to the book value of total invested assets.

Realized investment gains and losses are reported in the Corporate and Other Distributed Products segment. We allocate certain operating expenses associated with our sales representatives, including supervision, training and legal support, to our two primary operating segments based on the average number of licensed representatives in each segment for a given period. We also allocate technology and occupancy costs based on usage. Any remaining unallocated revenue and expense items are reported in the Corporate and Other Distributed Products segment. We measure income and loss for the segments on an income before income taxes basis.

EX 99.5-14

Information regarding operations by segment follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Revenues:
Term life insurance segment	$554,995	$808,568	$1,742,065
Investment and savings products segment	396,703	361,807	300,140
Corporate and other distributed products segment	151,395	191,488	178,196
Total revenues	$1,103,093	$1,361,863	$2,220,401
Income (loss) before income taxes:
Term life insurance segment	$162,450	$261,483	$641,118
Investment and savings products segment	117,076	113,530	93,404
Corporate and other distributed products segment	(35,617)	(13,544)	7,273
Total income before income taxes	$243,909	$361,469	$741,795
The decline in revenues and income before income taxes primarily reflects the impact of the reinsurance and reorganization transactions executed in the first and second quarters of 2010.
Information regarding operations by country follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Revenues by country:
United States	$895,067	$1,136,414	$1,922,047
Canada	208,026	225,449	298,354
Total revenues	$1,103,093	$1,361,863	$2,220,401
Income before income taxes by country:
United States	$181,151	$282,492	$621,083
Canada	62,758	78,977	120,712
Total income before income taxes	$243,909	$361,469	$741,795
The contribution to results of operations by our Canadian businesses were as follows:

	Year ended December 31,
	2011	2010	2009
Canadian revenues as a percent of total revenues	19%	17%	13%
Canadian income before income taxes as a percent of total income before income taxes	26%	22%	16%
The increase in the Canadian contribution to total revenues and total income before income taxes largely reflects the dynamic of a smaller U.S. block of business subsequent to the reinsurance transactions as well as growth in our Canadian investments and savings products business.

EX 99.5-15

(3) Investments

The period-end cost or amortized cost, gross unrealized gains and losses, and fair value of fixed-maturity and equity securities follow:

	December 31, 2011
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale, carried at fair value:
Fixed-maturity securities:
U.S. government and agencies	$10,050	$935	$—	$10,985
Foreign government	97,206	14,818	(179)	111,845
States and political subdivisions	28,264	2,671	—	30,935
Corporates (1)	1,250,702	111,346	(7,847)	1,354,201
Mortgage- and asset-backed securities	425,137	29,398	(3,345)	451,190
Total fixed-maturity securities	1,811,359	159,168	(11,371)	1,959,156
Equity securities	21,329	5,689	(306)	26,712
Total fixed-maturity and equity securities	$1,832,688	$164,857	$(11,677)	$1,985,868
____________________

(1)	Includes $2.6 million of other-than-temporary impairment losses recognized in AOCI.

	December 31, 2010
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale, carried at fair value:
Fixed-maturity securities:
U.S. government and agencies	$21,596	$667	$(61)	$22,202
Foreign government	81,367	13,182	(8)	94,541
States and political subdivisions	26,758	754	(293)	27,219
Corporates (1)	1,276,906	112,821	(3,806)	1,385,921
Mortgage- and asset-backed securities	523,130	31,366	(3,018)	551,478
Total fixed-maturity securities	1,929,757	158,790	(7,186)	2,081,361
Equity securities	17,394	5,826	(7)	23,213
Total fixed-maturity and equity securities	$1,947,151	$164,616	$(7,193)	$2,104,574
____________________

(1)	Includes $3.5 million of other-than-temporary impairment losses recognized in AOCI.
In November 2011, we repurchased approximately $200.0 million of our common stock from Citi and funded the repurchase with the proceeds from a dividend paid by Primerica Life. The dividend from Primerica Life to the Parent Company was funded via sales of investments and available cash. The decrease in invested assets as of December 31, 2011 was primarily the result of securities sold to fund the dividend.

EX 99.5-16

The net effect on stockholders’ equity of unrealized gains and losses on available-for-sale securities was as follows:

	December 31,
	2011	2010
	(In thousands)
Net unrealized investment gains including foreign currency translation adjustment and other-than-temporary impairments:
Fixed-maturity and equity securities	$153,180	$157,423
Currency swaps	96	1,059
Less foreign currency translation adjustment	(6,481)	(9,600)
Other-than-temporary impairments	2,562	3,500
Net unrealized investment gains excluding foreign currency translation adjustment and other-than-temporary impairments	149,357	152,382
Less deferred income taxes	52,275	54,060
Net unrealized investment gains excluding foreign currency translation adjustment and other-than-temporary impairments, net of tax	$97,082	$98,322
We also maintain a portfolio of fixed-maturity securities that are classified as trading securities. The carrying value of these securities was as follows:

	December 31,
	2011	2010
	(In thousands)
Fixed-maturity securities classified as trading, carried at fair value	$9,640	$22,767
During 2011, we transferred approximately $8.9 million of securities from the trading portfolio to the available-for-sale portfolio. Because the securities were transferred at fair value, no gain or loss was recognized.
All of our available-for-sale mortgage- and asset-backed securities represent variable interests in variable interest entities (VIEs). We are not the primary beneficiary of these VIEs, because we do not have the power to direct the activities that most significantly impact the entities’ economic performance. The maximum exposure to loss as a result of our involvement in these VIEs equals the carrying value of the securities.
As required by law, the Company has investments on deposit with governmental authorities and banks for the protection of policyholders. The fair values of investments on deposit were as follows:

	December 31,
	2011	2010
	(In thousands)
Fair value of investments on deposit with governmental authorities	$19,100	$18,984
We participate in securities lending transactions with broker-dealers and other financial institutions to increase investment income with minimal risk. Cash collateral received and reinvested was as follows:

	December 31,
	2011	2010
	(In thousands)
Securities lending collateral	$149,358	$181,726

EX 99.5-17

The scheduled maturity distribution of the available-for-sale fixed-maturity portfolio follows.

	December 31, 2011
	Amortized cost	Fair value
	(In thousands)
Due in one year or less	$129,440	$132,660
Due after one year through five years	622,321	663,968
Due after five years through 10 years	583,762	653,078
Due after 10 years	50,699	58,260
	1,386,222	1,507,966
Mortgage- and asset-backed securities	425,137	451,190
Total fixed-maturity securities	$1,811,359	$1,959,156
Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.
Investment Income. On March 31, 2010, we transferred a significant portion of our invested asset portfolio to the Citi reinsurers in connection with our corporate reorganization. As such, comparisons of net investment income to prior years will reflect the effects of these transfers and result in significant variances. The components of net investment income were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Fixed-maturity securities	$109,907	$168,051	$352,753
Equity securities	717	1,822	6,923
Policy loans and other invested assets	1,414	1,403	1,549
Cash and cash equivalents	307	562	2,887
Market return on deposit asset underlying 10% reinsurance agreement	2,020	1,471	299
Gross investment income	114,365	173,309	364,411
Investment expenses	5,764	8,198	13,085
Net investment income	$108,601	$165,111	$351,326
The components of net realized investment gains (losses) as well as details on gross realized investment gains and losses and proceeds from sales or other redemptions were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Gross realized investment gains (losses):
Gains from sales	$8,382	$47,925	$42,983
Losses from sales	(441)	(2,257)	(3,518)
Other-than-temporary impairment losses	(2,015)	(12,158)	(61,394)
Gains (losses) from bifurcated options	514	635	(41)
Net realized investment gains (losses)	$6,440	$34,145	$(21,970)
Gross realized investment gains reclassified from accumulated other comprehensive income	$5,926	$33,510	$(21,929)
Proceeds from sales or other redemptions	$592,968	$1,543,976	$1,592,687
Other-Than-Temporary Impairment. We conduct a review each quarter to identify and evaluate impaired investments that have indications of possible other-than-temporary impairment (OTTI). An investment in a debt or equity security is impaired if its fair value falls below its cost. Factors considered in determining whether an unrealized loss is temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects for the issue, and our ability and intent to hold the investment for a

EX 99.5-18

period of time sufficient to allow for any anticipated recovery, which may be maturity.
Our review for other-than-temporary impairment generally entails:

•
Analysis of individual investments that have fair values less than a pre-defined percentage of amortized cost, including consideration of the length of time the investment has been in an unrealized loss position;

•	Analysis of corporate fixed-maturity securities by reviewing the issuer’s most recent performance to date, including analyst reviews, analyst outlooks and rating agency information;

•
Analysis of commercial mortgage-backed securities based on an assessment of performance to date, credit enhancement, risk analytics and outlook, underlying collateral, loss projections, rating agency information and available third-party reviews and analytics;

•	Analysis of residential mortgage-backed securities based on loss projections provided by models compared to current credit enhancement levels;

•	Analysis of our other fixed-maturity and equity security investments, as required based on the type of investment; and

•	Analysis of downward credit migrations that occurred during the quarter.
Investments in fixed-maturity and equity securities with a cost basis in excess of their fair values were as follows:

	December 31,
	2011	2010
	(In thousands)
Fixed-maturity and equity security investments with cost basis in excess of fair value	$286,718	$258,947
The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and the gross unrealized loss by length of time such securities have continuously been in an unrealized loss position:

	December 31, 2011
	Less than 12 months			12 months or longer
	Fair value	Unrealized losses	Number of securities	Fair value	Unrealized losses	Number of securities
	(Dollars in thousands)
Fixed-maturity securities:
U.S. government and agencies	$—	$—	—	$—	$—	—
Foreign government	7,150	(179)	10	—	—	—
States and political subdivisions	—	—	—	—	—	—
Corporates	188,643	(6,979)	185	4,092	(868)	11
Mortgage- and asset-backed securities	49,026	(478)	60	25,280	(2,867)	30
Total fixed-maturity securities	244,819	(7,636)		29,372	(3,735)
Equity securities	850	(306)	78	—	—	—
Total fixed-maturity and equity securities	$245,669	$(7,942)		$29,372	$(3,735)

EX 99.5-19

	December 31, 2010
	Less than 12 months			12 months or longer
	Fair value	Unrealized losses	Number of securities	Fair value	Unrealized losses	Number of securities
	(Dollars in thousands)
Fixed-maturity securities:
U.S. government and agencies	$6,350	$(61)	2	$—	$—	—
Foreign government	2,478	(8)	1	—	—	—
States and political subdivisions	11,015	(293)	29	—	—	—
Corporates	151,291	(2,961)	104	12,690	(845)	14
Mortgage- and asset-backed securities	30,685	(365)	25	37,215	(2,653)	20
Total fixed-maturity securities	201,819	(3,688)		49,905	(3,498)
Equity securities	—	—	—	30	(7)	2
Total fixed-maturity and equity securities	$201,819	$(3,688)		$49,935	$(3,505)
The amortized cost and fair value of available-for-sale fixed-maturity securities in default were as follows:

	December 31, 2011		December 31, 2010
	Amortized cost	Fair value	Amortized cost	Fair value
	(In thousands)
Fixed-maturity securities in default	$3,983	$5,168	$970	$1,558
Impairment charges recognized in earnings on available-for-sale securities were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Impairments on fixed-maturity securities in default	$179	$39	$20,275
Impairments on fixed-maturity securities not in default	1,831	11,855	38,765
Impairments on equity securities	5	264	2,354
Total impairment charges	$2,015	$12,158	$61,394
The fixed-maturity and equity securities noted above were considered to be other-than-temporarily impaired due to adverse credit events, such as news of an impending filing for bankruptcy; analyses of the issuer’s most recent financial statements or other information in which liquidity deficiencies, significant losses and large declines in capitalization were evident; and analyses of rating agency information for issuances with severe ratings downgrades that indicated a significant increase in the possibility of default. During 2011, we recognized impairment charges primarily as a result of further declines in the fair value of previously impaired corporate and mortgage-backed securities. During 2010 and 2009, we recognized impairments primarily as a result of our intent to sell certain corporate and mortgage-backed securities in anticipation of the reinsurance and reorganization transactions.
As of December 31, 2011, the unrealized losses on our invested asset portfolio were largely caused by interest rate sensitivity and changes in credit spreads. We believe that fluctuations caused by interest rate movement have little bearing on the recoverability of our investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because we have the ability to hold these investments until a market price recovery or maturity as well as no present intention to dispose of them, we do not consider these investments to be other-than-temporarily impaired.

EX 99.5-20

Net impairment losses recognized in earnings were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Impairment losses related to securities which the Company does not intend to sell or is more-likely-than-not that it will not be required to sell:
Total OTTI losses recognized	$1,109	$1,402	$34,616
Less portion of OTTI loss recognized in accumulated other comprehensive income (loss)	(183)	(553)	(13,573)
Net impairment losses recognized in earnings for securities that the Company does not intend to sell or is more-likely-than-not that it will not be required to sell before recovery	926	849	21,043
OTTI losses recognized in earnings for securities that the Company intends to sell or more-likely-than-not will be required to sell before recovery	1,089	11,309	40,351
Net impairment losses recognized in earnings	$2,015	$12,158	$61,394
The roll-forward of the credit-related losses recognized in income for all fixed-maturity securities still held follows.

	Year ended December 31,
	2011	2010
	(In thousands)
Cumulative OTTI credit losses recognized for securities still held, beginning of period	$41,129	$98,528
Additions for OTTI securities where no credit losses were recognized prior to the beginning of the period	830	9,842
Additions for OTTI securities where credit losses have been recognized prior to the beginning of the period	1,180	2,052
Reductions due to sales, maturities or calls of credit impaired securities	(9,067)	(69,293)
Cumulative OTTI credit losses recognized for securities still held, end of period	$34,072	$41,129
Derivatives. We use foreign currency swaps to reduce our foreign exchange risk due to direct investment in foreign currency-denominated debt securities. The aggregate notional balance and fair value of these currency swaps follow.

	December 31,
	2011	2010
	(In thousands)
Aggregate notional balance of currency swaps	$5,878	$5,878
Aggregate fair value of currency swaps	(2,032)	(2,228)
The change in fair value of these currency swaps is reflected in other comprehensive income as they effectively hedge the variability in cash flows from these foreign currency-denominated debt securities.
The embedded conversion options associated with fixed-maturity securities are bifurcated from the fixed-maturity security host contracts and separately recognized as equity securities. The change in fair value of these bifurcated conversion options is reflected in realized investment gains, including OTTI losses. The fair value of these bifurcated options follows.

	December 31,
	2011	2010
	(In thousands)
Aggregate fair value of embedded conversion options	$8,583	$3,269
We have a deferred loss related to closed forward contracts that were used to mitigate our exposure to foreign currency exchange rates that resulted from the net investment in our Canadian operations.

EX 99.5-21

The amount of deferred loss included in accumulated other comprehensive income was as follows:

	December 31,
	2011	2010
	(In thousands)
Deferred loss related to closed forward contracts	$26,385	$26,385
While we have no current intention to do so, these deferred losses will not be recognized until such time as we sell or substantially liquidate our Canadian operations.

(4) Fair Value of Financial Instruments
Fair value is the price that would be received upon the sale of an asset in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. We classify and disclose all invested assets carried at fair value in one of the following three categories:

•
Level 1. Quoted prices for identical instruments in active markets. Level 1 primarily consists of financial instruments whose value is based on quoted market prices in active markets, such as exchange-traded common stocks and actively traded mutual fund investments;

•
Level 2. Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 includes those financial instruments that are valued using industry-standard pricing methodologies, models or other valuation methodologies. Various inputs are considered in deriving the fair value of the underlying financial instrument, including interest rate, credit spread, and foreign exchange rates. All significant inputs are observable, or derived from observable information in the marketplace or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category primarily include: certain public and private corporate fixed-maturity and equity securities; government or agency securities; certain mortgage- and asset-backed securities and certain non-exchange-traded derivatives, such as currency swaps and forwards; and

•
Level 3. Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Level 3 consists of financial instruments whose fair value is estimated based on industry-standard pricing methodologies and models using significant inputs not based on, nor corroborated by, readily available market information. Valuations for this category primarily consist of non-binding broker quotes. Financial instruments in this category primarily include less liquid fixed-maturity corporate securities.

As of each reporting period, all assets and liabilities recorded at fair value are classified in their entirety based on the lowest level of input (level 3 being the lowest) that is significant to the fair value measurement. Significant levels of estimation and judgment are required to determine the fair value of certain of our investments. The factors influencing these estimations and judgments are subject to change in subsequent reporting periods.

EX 99.5-22

The estimated fair value and hierarchy classifications were as follows:

	December 31, 2011
	Level 1	Level 2	Level 3	Fair value
	(In thousands)
Fair value assets:
Fixed-maturity securities:
U.S. government and agencies	$—	$10,985	$—	$10,985
Foreign government	—	111,845	—	111,845
States and political subdivisions	—	30,935	—	30,935
Corporates	256	1,349,021	4,924	1,354,201
Mortgage- and asset-backed securities	—	449,228	1,962	451,190
Total fixed-maturity securities	256	1,952,014	6,886	1,959,156
Equity securities	18,069	8,592	51	26,712
Trading securities	—	9,640	—	9,640
Separate accounts	—	2,408,598	—	2,408,598
Total fair value assets	$18,325	$4,378,844	$6,937	$4,404,106
Fair value liabilities:
Currency swaps	$—	$2,032	$—	$2,032
Separate accounts	—	2,408,598	—	2,408,598
Total fair value liabilities	$—	$2,410,630	$—	$2,410,630

	December 31, 2010
	Level 1	Level 2	Level 3	Fair value
	(In thousands)
Fair value assets:
Fixed-maturity securities:
U.S. government and agencies	$—	$22,202	$—	$22,202
Foreign government	—	94,541	—	94,541
States and political subdivisions	—	27,219	—	27,219
Corporates	—	1,366,774	19,147	1,385,921
Mortgage- and asset-backed securities	—	549,188	2,290	551,478
Total fixed-maturity securities	—	2,059,924	21,437	2,081,361
Equity securities	15,110	4,542	3,561	23,213
Trading securities	—	22,767	—	22,767
Separate accounts	—	2,446,786	—	2,446,786
Total fair value assets	$15,110	$4,534,019	$24,998	$4,574,127
Fair value liabilities:
Currency swaps	$—	$2,228	$—	$2,228
Separate accounts	—	2,446,786	—	2,446,786
Total fair value liabilities	$—	$2,449,014	$—	$2,449,014
In assessing fair value of our investments, we use a third-party pricing service for approximately 94% of our securities. The remaining securities are primarily thinly traded securities valued using models based on observable inputs on public corporate spreads having similar tenors (e.g., sector, average life and quality rating) and liquidity and yield based on quality rating, average life and treasury yields. All observable data inputs are corroborated by independent third-party data. In the absence of sufficient observable inputs, we utilize non-binding broker quotes, which are reflected in our Level 3 classification as we are unable to evaluate the valuation technique(s) or significant inputs used to develop the quote.

EX 99.5-23

We corroborate pricing information provided by our third-party pricing servicing by performing a review of selected securities. Our review activities include obtaining detailed information about the assumptions, inputs and methodologies used in pricing the security; documenting this information; and corroborating it by comparison to independently obtained prices and or independently developed pricing methodologies.
We perform internal reasonableness assessments on fair value determinations within our portfolio throughout the month and at month-end, including pricing variance analyses and comparisons to alternative pricing sources and benchmark returns. If a fair value appears unusual relative to these assessments, we will re-examine the inputs and may challenge a fair value assessment made by the pricing service. If there is a known pricing error, we will request a reassessment by the pricing service. If the pricing service is unable to perform the reassessment on a timely basis, we will determine the appropriate price by requesting a reassessment from an alternative pricing service or other qualified source as necessary. We do not adjust quotes or prices except in a rare circumstance to resolve a known error.
Because many fixed-maturity securities do not trade on a daily basis, fair value is determined using industry-standard methodologies by applying available market information through processes such as U.S. Treasury curves, benchmarking of similar securities, sector groupings, quotes from market participants and matrix pricing. Observable information is compiled and integrates relevant credit information, perceived market movements and sector news. Additionally, security prices are periodically back-tested to validate and/or refine models as conditions warrant. Market indicators and industry and economic events are also monitored as triggers to obtain additional data. For certain structured securities with limited trading activity, industry-standard pricing methodologies use adjusted market information, such as index prices or discounting expected future cash flows, to estimate fair value. If these measures are not deemed observable for a particular security, the security will be classified as Level 3 in the fair value hierarchy.
Where specific market information is unavailable for certain securities, pricing models produce estimates of fair value primarily using Level 2 inputs along with certain Level 3 inputs. These models include matrix pricing. The pricing matrix uses current treasury rates and credit spreads received from third-party sources to estimate fair value. The credit spreads incorporate the issuer’s industry- or issuer-specific credit characteristics and the security’s time to maturity, if warranted. Remaining un-priced securities are valued using an estimate of fair value based on indicative market prices that include significant unobservable inputs not based on, nor corroborated by, market information, including the utilization of non-binding broker quotes.
The roll-forward of the Level 3 asset category was as follows:

	Year ended December 31,
	2011	2010
	(In thousands)
Level 3 assets, beginning of period	$24,998	$771,271
Net unrealized losses through other comprehensive income	(169)	(2,904)
Net realized gains (losses) through realized investment gains, including OTTI	1,446	(28)
Purchases	—	11,250
Sales	(4,770)	(24,049)
Settlements	(2,747)	(16,105)
Transfers into level 3	9	44,522
Transfers out of level 3	(11,830)	(236,587)
Transfers due to funding of reinsurance transactions	—	(522,372)
Level 3 assets, end of period	$6,937	$24,998

EX 99.5-24

We obtain independent pricing quotes based on observable inputs as of the end of the reporting period for all securities in Level 2. Those inputs include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers, quoted prices for similar instruments in markets that are not active, and other relevant data. We monitor these inputs for market indicators, industry and economic events. We recognize transfers into new levels and out of previous levels as of the end of the reporting period, including interim reporting periods, as applicable. There were no transfers between Level 1 and Level 2 during 2011 and 2010.
Invested assets included in the transfer from Level 2 to Level 3 in both 2011 and 2010 primarily were fixed-maturity investments for which we were unable to corroborate independent broker quotes with observable market data. Invested assets included in the transfer from Level 3 to Level 2 in 2011 primarily were fixed-maturity investments for which we were able to corroborate independent broker quotes with observable market data. Invested assets included in the transfer from Level 3 to Level 2 during 2011 primarily were fixed-maturity investments with embedded options for which we were able to obtain independent pricing quotes based on observable inputs. Invested assets included in the transfer from Level 3 to Level 2 during 2010 primarily were non-agency mortgage-backed securities. There were no significant transfers between Level 1 and Level 3 during 2011 and 2010.
The carrying values and estimated fair values of our financial instruments were as follows:

	December 31, 2011		December 31, 2010
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	(In thousands)
Assets:
Fixed-maturity securities	$1,959,156	$1,959,156	$2,081,361	$2,081,361
Equity securities	26,712	26,712	23,213	23,213
Trading securities	9,640	9,640	22,767	22,767
Policy loans	25,982	25,982	26,229	26,229
Other invested assets	14	14	14	14
Deposit asset underlying 10% reinsurance agreement	59,975	59,975	50,099	50,099
Separate accounts	2,408,598	2,408,598	2,446,786	2,446,786
Liabilities:
Note payable	$300,000	$329,779	$300,000	$323,670
Currency swaps and forwards	2,032	2,032	2,228	2,228
Separate accounts	2,408,598	2,408,598	2,446,786	2,446,786
The fair values of financial instruments presented above are estimates of the fair values at a specific point in time using various sources and methods, including market quotations and a complex matrix system that takes into account issuer sector, quality, and spreads in the current marketplace.
Estimated fair values of investments in fixed-maturity securities are principally a function of current spreads and interest rates that are corroborated by independent third-party data. Therefore, the fair values presented are indicative of amounts we could realize or settle at the respective balance sheet date. We do not necessarily intend to dispose of or liquidate such instruments prior to maturity. Trading securities, which primarily consist of fixed-maturity securities, are carried at fair value. Equity securities, including common and non-redeemable preferred stocks, are carried at fair value. The carrying value of policy loans and other invested assets approximates fair value. The fair value of our note payable is based on prevailing interest rates and an estimated spread based on notes of comparable issuers and maturity. Currency swaps are stated at fair value. Segregated funds in separate accounts are carried at the underlying value of the variable insurance contracts, which is fair value.
The carrying amounts for cash and cash equivalents, receivables, accrued investment income, accounts payable, cash collateral and payables for security transactions approximate their fair values due to the short-term nature of these instruments. Consequently, such instruments are not included in the above table.
Fair Value Option. In connection with our corporate reorganization, in the first quarter of 2010 we transferred to Citi or sold to third parties all of the securities that had previously been accounted for using the fair value option. On January 1, 2010, these securities had a fair value of approximately $7.7 million. Fair value gains included in net

EX 99.5-25

investment income were approximately $667,000 in 2010 and approximately $3.1 million in 2009.

(5) Reinsurance
Reinsurance arrangements do not relieve us of our primary obligation to the policyholder. Our reinsurance contracts typically do not have a fixed term. In general, the reinsurers' ability to terminate coverage for existing cessions is limited to such circumstances as material breach of contract or nonpayment of premiums by the ceding company. Our reinsurance contracts generally contain provisions intended to provide the ceding company with the ability to cede future business on a basis consistent with historical terms. However, either party may terminate any of the contracts with respect to the future business upon appropriate notice to the other party. Generally, the reinsurance contracts do not limit the overall amount of the loss that can be incurred by the reinsurer.
Our policy is to limit the amount of life insurance retained on the life of any one person to $1 million. To limit our exposure with any one reinsurer, we monitor the concentration of credit risk we have with our reinsurance counterparties, as well as their financial condition. We have not experienced any credit losses related to our reinsurance counterparties during the three-year period ended December 31, 2010.
Due from reinsurers represents ceded policy reserve balances and ceded claim liabilities. The amounts of ceded claim liabilities included in due from reinsurers that we paid and which are recoverable from those reinsurers were as follows:

	December 31,
	2011	2010
	(In thousands)
Ceded claim liabilities recoverable from reinsurers	$37,756	$30,981
As part of our corporate reorganization and prior to completion of the IPO, we formed a new subsidiary, Prime Re, to which we made an initial capital contribution. On March 31, 2010, we entered into a series of coinsurance agreements with the Citi reinsurers. Under these agreements, we ceded between 80% and 90% of the risks and rewards of our term life insurance policies in force at year-end 2009. Because these agreements were part of a business reorganization among entities under common control, they did not generate any deferred gain or loss upon their execution. Concurrent with signing these agreements, we transferred the corresponding account balances in respect of the coinsured policies along with the assets to support the statutory liabilities assumed by the Citi reinsurers. On April 1, 2010, as part of our corporate reorganization, we transferred all of the issued and outstanding capital stock of Prime Re to Citi. Each of the transferred account balances, including the invested assets and the distribution of Prime Re, were transferred at book value with no gain or loss recorded in net income.
Three of the Citi coinsurance agreements satisfy GAAP risk transfer rules. Under these agreements, we ceded between 80% and 90% of our term life future policy benefit reserves, and we transferred a corresponding amount of assets to the Citi reinsurers. These transactions did not impact our future policy benefit reserves. As such, we have recorded an asset for the same amount of risk transferred in due from reinsurers. We also reduced DAC by a corresponding amount, which reduces future amortization expenses. In addition, we are transferring between 80% and 90% of all future premiums and benefits and claims associated with these policies to the corresponding reinsurance entities. We receive ongoing ceding allowances, which are reflected as a reduction to insurance expenses, to cover policy and claims administration expenses as well as certain corporate overhead charges under each of these reinsurance contracts.
A fourth coinsurance agreement relates to a 10% reinsurance transaction that includes an experience refund provision. This agreement does not satisfy GAAP risk transfer rules. As a result, we have accounted for this contract using deposit method accounting and have recognized a deposit asset in other assets on our balance sheet for assets backing the economic reserves. The deposit assets held in support of this agreement were $60.0 million at December 31, 2011, with no associated liability. We make contributions to the deposit asset during the life of the agreement to fulfill our responsibility of funding the economic reserve. The market return on these deposit assets is reflected in net investment income during the life of the agreement. Prime Re is responsible for ensuring that there are sufficient assets to meet all statutory requirements. We pay Prime Re a 3% finance charge for any statutory reserves required above the economic reserves. This finance charge is reflected in interest expense in our statements of income.
The net impact of these transactions was reflected as an increase in paid-in capital. Because the agreements were executed on March 31, 2010, but transferred the economic impact of the agreements retroactive to January 1,

EX 99.5-26

2010, we recognized the earnings attributable to the underlying policies through March 31, 2010 in our statement of income. The corresponding impact on retained earnings was equally offset by a return of capital to Citi.
Due from reinsurers represents ceded policy reserve balances and ceded claim liabilities. The amounts of ceded claim liabilities included in due from reinsurers that we paid and which are recoverable those reinsurers were as follows:

	December 31,
	2011	2010
	(Dollars in millions)
Direct life insurance in force	$669,939	$662,135
Amounts ceded to other companies	(596,975)	(600,807)
Net life insurance in force	$72,964	$61,328
Percentage of reinsured life insurance in force	89%	91%
Due from reinsurers includes ceded reserve balances and ceded claim liabilities. Reinsurance receivable and financial strength ratings by reinsurer were as follows:

	December 31, 2011		December 31, 2010
	Reinsurance receivable	A.M. Best rating	Reinsurance receivable	A.M. Best rating
	(In millions)
Prime Reinsurance Company (1)	$2,439	NR	$2,353	NR
Financial Reassurance Company 2010, Ltd. (1)	335	NR	333	NR
American Health and Life Insurance Company (1)	164	A-	156	A
Due from related party reinsurers	2,938		2,842
Swiss Re Life & Health America Inc. (2)	253	A+	242	A
SCOR Global Life Reinsurance Companies	143	A	139	A
Generali USA Life Reassurance Company	115	A-	112	A
Transamerica Reinsurance Companies	104	A+	103	A+
Munich American Reassurance Company	99	A+	97	A+
Korean Reinsurance Company	83	A	83	A-
RGA Reinsurance Company	68	A+	64	A+
All other reinsurers	52	—	49	—
Due from reinsurers	$3,855		$3,731
____________________
NR – not rated

(1)	Amounts shown are net of their share of the reinsurance recoverable from other reinsurers. As of December 31, 2011, the reinsurer was no longer a related party.

(2)	Includes amounts ceded to Lincoln National Life Insurance and 100% retroceded to Swiss Re Life & Health America Inc.
Certain reinsurers with which we do business receive group ratings. Individually, those reinsurers are Scor Global Life Re Insurance Company of Texas, Scor Global Life U.S. Re Insurance Company, Transamerica Financial Life Insurance Company, and Transamerica Life Insurance Company.
As Prime Re and Financial Reassurance Company 2010, Ltd. (FRAC) do not have financial strength ratings, we required various safeguards prior to executing the coinsurance agreements with these entities. Both coinsurance agreements include provisions to ensure that Primerica Life and Primerica Life Canada receive full regulatory credit for the reinsurance treaties. Under these agreements, Primerica Life and Primerica Life Canada will be able to recapture the ceded business with no fee in the event Prime Re or FRAC do not comply with the various safeguard provisions in their respective coinsurance agreements. Prime Re also has entered into a capital maintenance agreement requiring Citi to provide additional funding, if needed, at any point during the term of the agreement up to the maximum as described in the capital maintenance agreement.
In October 2010, a routine reinsurance audit identified payments to reinsurers that may have exceeded our obligations under our reinsurance agreements. We were uncertain of our ability to recover past ceded premiums, but in the fourth quarter of 2010, we approached our reinsurers and reached agreements to recover certain of these past ceded premiums for post-issue underwriting class upgrades. The most common reason for such an upgrade

EX 99.5-27

occurs when a policyholder who was originally issued a term life policy as a tobacco user subsequently quits using tobacco. Historically, we have reduced policyholder premiums for such upgrades, but have not reduced ceded premiums to reflect the new underwriting class. As a result, we reduced ceded premiums in 2010 by approximately $13.1 million related to the agreements obtained with certain reinsurers to recover these ceded premiums. The recoveries recognized in 2010 reflect the agreements signed in the fourth quarter of 2010. Additionally, in the first quarter of 2011 we reduced ceded premiums by approximately $8.7 million related to agreements obtained with certain reinsurers to recover ceded premiums. The recoveries recognized in 2011 reflect the agreements signed in 2011. Further recoveries, if any, are not expected to be significant.

(6) Deferred Policy Acquisition Costs
The balances of and changes in DAC were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
DAC balance, beginning of period	$738,946	$2,520,251	$2,478,565
Capitalization	270,661	259,201	343,886
Amortization	(104,034)	(147,841)	(352,257)
Transferred to Citi reinsurers	—	(1,907,094)	—
Foreign exchange and other	(1,088)	14,429	50,057
DAC balance, end of period	$904,485	$738,946	$2,520,251
Investment yield reserve assumptions at December 31, 2011 ranged from 3.5% to 7.0% while investment yield assumptions ranged from 4.0% to 7.0% at December 31, 2010. We lowered the interest rate assumption in 2011 to reflect rates available in the current interest rate environment.

(7)	Intangible Assets
The components of intangible assets were as follows:

	December 31, 2011
	Gross carrying amount	Accumulated amortization	Net carrying amount
	(In thousands )
Amortizing intangible asset	$84,871	$(58,218)	$26,653
Indefinite-lived intangible asset	45,275	—	45,275
Total intangible assets	$130,146	$(58,218)	$71,928

	December 31, 2010
	Gross carrying amount	Accumulated amortization	Net carrying amount
	(In thousands)
Amortizing intangible asset	$84,871	$(54,789)	$30,082
Indefinite-lived intangible asset	45,275	—	45,275
Total intangible assets	$130,146	$(54,789)	$75,357
We have an amortizing intangible asset related to a 1995 sales agreement termination payment to Management Financial Services, Inc. This asset is supported by a non-compete agreement with the founder of our business model. We calculate the amortization of this contract buyout on a straight-line basis over 24 years, which represents the life of the non-compete agreement. Intangible asset amortization expense was approximately $3.4 million in 2011 and approximately $3.5 million in each of 2010 and 2009. Amortization expense is expected to be approximately $3.4 million annually during the remainder of the amortization period. We assessed this asset for impairment as of October 1, 2011 and determined that no impairment had occurred. There have been no subsequent events requiring further analysis.
We also have an indefinite-lived intangible asset related to the 1989 purchase of the right to contract with our sales force. This asset represents the core distribution model of our business, which is our primary competitive advantage to profitably distribute term life insurance products on a significant scale, and as such, is considered to have an

EX 99.5-28

indefinite life. No amortization was recognized on this asset during the three-year period ended December 31, 2011. This intangible asset is supported by a significant portion of the discounted cash flows of our future business. We assessed this asset for impairment as of October 1, 2011 and determined that no impairment had occurred. There have been no subsequent events requiring further analysis.
(8) Separate Accounts

The Funds consist of a series of five banded investment funds known as the Asset Builder Funds and a money market fund known as the Cash Management Fund. The principal investment objective of each of the Asset Builder Funds is to achieve long-term growth while preserving capital through a diversified portfolio of publicly traded Canadian stocks, investment-grade corporate bonds, Government of Canada bonds, and foreign equity investments. The Cash Management Fund invests in government guaranteed short-term bonds and short-term commercial and bank papers, with the principal investment objective being the provision of interest income while maintaining liquidity and preserving capital.

Payments to policyholders under these contract offerings are only due upon death or upon a specific maturity date. Payments are based on the value of the policyholder's units in the portfolio at the payment date, but are guaranteed to be no less than 75% of the policyholder's contribution. Account values are not guaranteed for withdrawn units if policyholders make withdrawals prior to the maturity dates. Maturity dates vary policy-by-policy and range from 10 to 50 years from the policy issuance date.

Both the asset and the liability for the separate accounts reflect the value of the underlying assets in the portfolio as of the reporting date. Primerica Life Canada's exposure to losses under the guarantee at the time of account maturity is limited to policyholder accounts that have declined in value more than 25% since the original funding date. Because maturity dates range from 10 to 50 years, the likelihood of accounts meeting both of these criteria at any given point is very small. Additionally, the portfolio consists of a very large number of individual contracts, further spreading the risk related to the guarantee being exercised upon death. The length of the contract terms provides significant opportunity for the underlying portfolios to recover any short-term losses prior to maturities or deaths of the policyholders.

We periodically assess the exposure related to these contracts to determine whether any additional liability should be recorded. As of December 31, 2011 and 2010, an additional liability for these contracts was deemed to be unnecessary.

(9) Insurance Reserves
Changes in policy claims and other benefits payable were as follows:

	December 31,
	2011	2010	2009
	(In thousands)
Policy claims and other benefits payable, beginning of period	$229,895	$218,390	$225,641
Less reinsured policy claims and other benefits payable	233,346	184,381	174,221
Net balance, beginning of period	(3,451)	34,009	51,420
Incurred related to current year	142,685	221,601	485,629
Incurred related to prior year	391	177	(1,852)
Total incurred	143,076	221,778	483,777
Paid related to current year	(153,540)	(193,320)	(455,377)
Paid related to prior year	18,945	(35,313)	(47,741)
Total paid	(134,595)	(228,633)	(503,118)
Transferred to Citi reinsurers	—	(31,125)	—
Foreign currency	(206)	520	1,930
Net balance, end of period	4,824	(3,451)	34,009
Add reinsured policy claims and other benefits payable	236,930	233,346	184,381
Balance, end of period	$241,754	$229,895	$218,390
The decrease in incurred and paid balances since 2009 reflects the effect of the Citi reinsurance transactions executed in connection with our corporate reorganization. Because the Citi reinsurance transactions were executed on March 31, 2010 but transferred the economic impact of the agreements retroactive to January 1, 2010, we have

EX 99.5-29

reflected reinsured claims activity attributable to the underlying policies as a reduction to policy claims and other benefits payable in 2010 in the amount of $31.1 million.
Investment yield reserve assumptions at December 31, 2011 from 3.5% to 7.0% while investment yield assumptions ranged from 4.0% to 7.0% in 2010. During 2010, we lowered the interest rate assumption to reflect rates available in the current interest rate environment.

(10) Note Payable
In April 2010, we issued to Citi a $300.0 million note as part of our corporate reorganization in which Citi transferred to us the businesses that comprise our operations. Prior to the issuance of the Citi note, we had no outstanding debt. The Citi note bears interest at an annual rate of 5.5%, payable semi-annually in arrears on January 15 and July 15, and matures March 31, 2015. We have the option to redeem the Citi note in whole or in part at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption. In the event of a change in control, the holder of the Citi note has the right to require us to repurchase it at a price equal to 101% of the outstanding principal amount plus accrued and unpaid interest.
The Citi note also requires us to use our commercially reasonable efforts to arrange and consummate an offering of investment-grade debt securities, trust preferred securities, surplus notes, hybrid securities or convertible debt that generates sufficient net cash proceeds to repay the note in full at certain mutually agreeable dates, based on certain conditions.
We were in compliance with all of the covenants of the Citi note at December 31, 2011. No events of default or defaults occurred during the year ended December 31, 2011.

(11) Income Taxes
Income tax expense (benefit) attributable to income from continuing operations consists of the following:

	Current	Deferred	Total
	(In thousands)
Year ended December 31, 2011:
Federal	$58,542	$9,020	$67,562
Foreign	30,807	(12,280)	18,527
State and local	793	(164)	629
Total tax expense	$90,142	$(3,424)	$86,718

Year ended December 31, 2010:
Federal	$71,533	$30,861	$102,394
Foreign	37,795	(10,866)	26,929
State and local	7	(317)	(310)
Total tax expense	$109,335	$19,678	$129,013

Year ended December 31, 2009:
Federal	$217,339	$928	$218,267
Foreign	68,732	(26,506)	42,226
State and local	(890)	(489)	(1,379)
Total tax expense	$285,181	$(26,067)	$259,114
Total income tax expense is different from the amount determined by multiplying earnings before income taxes by the statutory federal tax rate of 35%. The reason for such difference follows:

	Year ended December 31,
	2011		2010		2009
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Computed tax expense	$85,368	35.0%	$126,514	35.0%	$259,628	35.0%
Other	1,350	0.6%	2,499	0.7%	(514)	(0.1)%
Total tax expense/effective rate	$86,718	35.6%	$129,013	35.7%	$259,114	34.9%

EX 99.5-30

In conjunction with the IPO and the private sale, we made elections under Section 338(h)(10) of the Internal Revenue Code, which resulted in changes to our deferred tax balances and reduced stockholders’ equity by $174.7 million.
Deferred income taxes are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The main components of deferred income tax assets and liabilities were as follows:

	December 31,
	2011	2010
	(In thousands)
Deferred tax assets:
Policy benefit reserves and unpaid policy claims	$163,451	$132,006
Intangibles and tax goodwill	47,686	37,719
Other	12,919	9,542
Total deferred tax assets	224,056	179,267
Deferred tax liabilities:
Deferred policy acquisition costs	(229,551)	(208,044)
Investments	(24,891)	(17,469)
Unremitted earnings on foreign subsidiaries	(2,593)	—
Other	(15,160)	(7,456)
Total deferred tax liabilities	(272,195)	(232,969)
Net deferred tax liabilities	$(48,139)	$(53,702)
The majority of the deferred tax asset is attributable to policy benefit reserves and unpaid policy claims, which represents the difference between the financial statement carrying value and tax basis for liabilities for future policy benefits. The tax basis for policy benefit reserves and unpaid policy claims are actuarially determined in accordance with guidelines set forth in the Internal Revenue Code. The deferred tax liabilities for DAC represent the difference between the policy acquisition costs capitalized for GAAP purposes and those capitalized for tax purposes, as well as the difference in the resulting amortization methods.
The Company has state net operating losses resulting in a deferred tax asset of approximately $1.0 million, which are available for use through 2030. The Company has no other material net operating loss or credit carryforwards.
There was no deferred tax asset valuation allowance at December 31, 2011. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback and carryforward periods, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.
The Company has direct ownership of a group of controlled foreign corporations in Canada. We have asserted a position of permanent reinvestment for the difference in share basis and certain operational earnings. It is not practicable to estimate the amount of deferred taxes associated with this difference at this time. For those operational earnings for which we have not made a permanent reinvestment assertion, we have established a deferred tax liability to account for the U.S. tax liability that will occur upon repatriation of such earnings.

	December 31,
	2011	2010
	(In thousands)
Unrecognized tax benefits, beginning of period	$25,191	$26,608
Change in prior period unrecognized tax benefits	920	(300)
Change in current period unrecognized tax benefits	2,171	2,112
Reductions as a result of a lapse in statute of limitations	(6,926)	(3,229)
Unrecognized tax benefits, end of period	$21,356	$25,191

EX 99.5-31

The total amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate was as follows:

	December 31,
	2011	2010
	(In thousands)
Unrecognized tax benefits yet to impact the effective tax rate	$6,666	$4,859
We recognize interest expense related to unrecognized tax benefits in tax expense net of federal income tax. The total amount of accrued interest and penalties in the consolidated and combined balance sheet follows.

	December 31,
	2011	2010
	(In thousands)
Total amount of accrued interest and penalties	$4,054	$3,932
We recognized an interest benefit related to unrecognized tax benefits in the consolidated and combined statements of income as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Interest benefit related to unrecognized tax benefits	$191	$2,576	$3,062
During the first quarter of 2010, our federal income tax return was included as part of Citi’s consolidated federal income tax return. In March 2010, in anticipation of our corporate reorganization, we entered into a tax separation agreement with Citi. In accordance with the tax separation agreement, Citi is responsible for and shall indemnify and hold the Company harmless from and against any consolidated, combined, affiliated, unitary or similar federal, state or local income tax liability with respect to the Company for any taxable period ending on or before April 2010. After the closing date of the IPO, the Company was no longer part of Citi’s consolidated federal income tax return.
We have no penalties included in calculating our provision for income taxes. As mentioned above, the Company is a party to a tax separation agreement that includes a tax indemnification agreement, which was negotiated and executed as part of the separation from Citi. The indemnification requires Citi to cover income tax liabilities incurred by the Company for any consolidated, combined, or unitary returns that end on or prior to the separation. As of December 31, 2011, the Company had a Citi tax indemnification asset of $15.2 million. All consolidated, combined or unitary tax liabilities are payable to either the Parent Company or Primerica Life, while tax liabilities related to separate return filings are payable to the appropriate taxing authority.
There is no significant change that is reasonably possible to occur within twelve months of the reporting date.
The major tax jurisdictions in which we operate are the United States and Canada. We are currently open to tax audit by the Internal Revenue Service for the years ended December 31, 2006 and thereafter for federal tax purposes. We are currently open to audit in Canada for tax years ended December 31, 2005 and thereafter for federal and provincial tax purposes.

EX 99.5-32

(12) Stockholders’ Equity
Prior to April 1, 2010, we had 100 shares of outstanding common stock. In the second quarter of 2010, we issued common stock as part of our corporate reorganization. A reconciliation of the number of shares of our common stock follows.

	Year ended December 31,
	2011	2010 (1)
	(In thousands)
Common stock - issued:
Balance, beginning of period	72,843	—
Shares issued to Citi in connection with the IPO	—	75,000
New shares of common stock issued, net	348	11
Shares of common stock issued upon lapse of restricted stock units (RSUs)	784	122
Common stock retired	(9,092)	—
Treasury stock retired	—	(2,290)
Balance, end of period	64,883	72,843
Treasury stock:
Balance, beginning of period	—	—
Treasury stock contributed from Citi	—	(5,021)
Treasury stock acquired	—	(6)
Treasury stock reissued as restricted common stock	—	2,737
Treasury stock retired	—	2,290
Balance, end of period	—	—
Common shares outstanding, end of period	64,883	72,843
____________________
(1) Period following our corporate reorganization and IPO on April 1, 2010

In November 2011, we repurchased approximately 8.9 million shares from Citi at a price of $22.42 per share, for a total purchase price of approximately $200.0 million. The per-share purchase price was determined based on the volume-weighted average price per share of Primerica common stock during the seven-day period prior to execution of the repurchase agreement. We funded this repurchase with funds made available by a dividend from Primerica Life to the Parent Company.

The above reconciliation excludes RSUs which do not have voting rights and are subject to sale restrictions. As the restrictions lapse during the three years following the issuance of the RSUs, we will issue common shares with voting rights. As of December 31, 2011, we had a total of approximately 3.2 million RSUs outstanding, including approximately 535,200 RSUs granted in 2011.

The following 2010 transactions took place in 2010 on or after April 1, 2010:

•	we issued 74,999,900 shares of common stock to Citi;

•	we issued warrants to Citi, exercisable for 4,103,110 additional shares of our common stock;

•	our common stock began trading under the ticker symbol PRI on the New York Stock Exchange;

•	Citi sold 24,564,000 shares of our common stock to the public in the IPO;

•	Citi contributed 5,021,412 shares of common stock back to us;

•	we granted equity awards consisting of 2,615,000 RSUs to certain sales force leaders;

•	we granted 2,560,000 equity awards to management in the form of restricted common stock and RSUs;

•	we issued 210,166 shares of restricted common stock upon the conversion of fully vested restricted stock awards previously granted by Citi and held by certain of our sales force leaders;

•	we issued 11,246 shares of restricted common stock upon the conversion of restricted stock awards previously granted by Citi and held by management;

•	we retired 2,284,375 common shares underlying the RSU awards described above, plus an additional 7,098 common shares to cover withholding taxes and employee forfeitures; and

•	we granted 11,858 shares of restricted common stock to our independent directors.
As a result of the issuance of the 2010 equity awards, we recorded non-cash compensation charges based on the fair value of awards vested during the reporting period. Employee awards representing 2,571,246 shares were measured at their April 1, 2010 grant date fair values of $15.00 per share and vest over three years. We believe

EX 99.5-33

compensation expense related to these awards will be approximately $3.1 million per quarter, subject to change based on deviations from our forecasted forfeiture rates.
We granted 1,865,000 RSUs to certain sales force leaders on April 1, 2010. These RSUs were fully vested on April 1, 2010 with deferred delivery occurring over three years. We recorded the related compensation expense for the IPO grants, which excluded the converted awards, upon vesting. Because the awards were subject to deferred delivery and/or sale restrictions following their vesting, their fair value was discounted to reflect a corresponding illiquidity discount.
An additional 750,000 RSUs were granted to sales force leaders between April 1, 2010 and October 1, 2010, which vested between July 1, 2010 and January 1, 2011 with deferred delivery occurring over three years. We recognized approximately $12.3 million of expense in 2010 for these awards. The fair value of these awards has been discounted to properly reflect the illiquidity discount due to sales restrictions existing after the awards have vested.
In connection with the conversion of Citi stock awards to Primerica stock awards and concurrent with the signing of the reinsurance agreements on March 31, 2010, we recorded a reclass of approximately $23.5 million from due to affiliates and other liabilities to paid-in capital and Citi converted the underlying payable to a capital contribution.
In April 2010, Citi sold approximately 16.4 million shares of our common stock to Warburg Pincus for an aggregate purchase price of $230.0 million. The sale also included warrants held by Citi that will allow the Warburg Pincus funds to acquire from us an aggregate of approximately 4.1 million additional shares of our common stock, for up to seven years, at an exercise price of $18.00 per share. The warrants may be physically settled or net share settled at the option of the warrant holder. The warrant holder does not have the option to cash settle any portion of the warrants. The warrants are classified as permanent equity based on the fair value at the original April 1, 2010 issuance date. Subsequent changes in fair value will not be recognized as long as the warrants continue to be classified as equity. Because the warrants were issued as a return of capital to Citi, there was no net impact on stockholders’ equity related to the warrants. The warrant holder is not entitled to receipt of dividends declared on the underlying common stock or non-voting common stock (but will be entitled to adjustments for extraordinary dividends), or to any voting or other rights that might accrue to holders of common stock or non-voting common stock. As of December 31, 2011, Warburg Pincus owned approximately 16.4 million shares of our outstanding common stock.
(13) Earnings Per Share
The calculation of basic and diluted EPS follows.

	Year ended December 31,
	2011	2010 (1)
	(In thousands, except per-share amounts)
Basic EPS:
Numerator:
Net income	$157,191	$232,456
Income attributable to unvested participating securities	(4,906)	(9,408)
Net income used in calculating basic EPS	$152,285	$223,048
Denominator:
Weighted-average vested shares	72,283	72,099
Basic EPS	$2.11	$3.09

Diluted EPS:
Numerator:
Net income	$157,191	$232,456
Income attributable to unvested participating securities	(4,855)	(9,312)
Net income used in calculating diluted EPS	$152,336	$223,144
Denominator:
Weighted-average vested shares	73,107	72,882
Diluted EPS	$2.08	$3.06
____________________
(1) Pro forma basis using weighted-average shares, including the shares issued or issuable upon lapse of restrictions following our April 1, 2010 corporate reorganization as though they had been issued and outstanding on January 1, 2010.

EX 99.5-34

(14) Share-Based Transactions
As of December 31, 2011, the Company had outstanding equity awards under its Omnibus Incentive Plan (OIP). The OIP provides for the issuance of equity awards, including stock options, stock appreciation rights, restricted stock, deferred stock, RSUs, unrestricted stock as well as cash-based awards. In addition to time-based vesting requirements, awards granted under the OIP also may be subject to specified performance criteria. As of December 31, 2011, we had 4.5 million shares available for future grants under this plan.
Employee Share-Based Transactions
The following table summarizes employee and director restricted stock activity during 2011 and 2010.

		Weighted-average measurement-date fair value per share
	Shares
	(Shares in thousands)
Unvested employee restricted stock and RSUs, December 31, 2009	—	$—
Granted in 2010	2,569	15.02
Forfeited in 2010	(3)	15.00
Conversions from awards in Citi shares	11	15.00
Vested in 2010	(11)	15.00
Unvested employee restricted stock and RSUs, December 31, 2010	2,566	15.02
Granted in 2011	368	25.65
Forfeited in 2011	(12)	18.25
Vested in 2011	(858)	15.04
Unvested employee restricted stock and RSUs, December 31, 2011	2,064	16.88
The value of restricted stock and RSUs granted to employees was based on the fair market value of our common stock at the date of grant. We granted shares of restricted stock to U.S. employees and non-employee directors and RSUs to Canadian employees. All outstanding management awards have time-based vesting requirements. These awards vest over three years and are not subject to any sales restrictions or deferred delivery following vesting.
In connection with our granting of management equity awards, we recognized expense and tax benefit offsets as follows:

	Year ended December 31,
	2011	2010
	(In thousands)
Management equity award expense	$16,139	$11,894
Tax benefit associated with management equity awards	5,530	3,971
Management equity award expense reflects vesting activity related to management IPO shares granted on April 1, 2010 as well as vesting activity for approximately 354,500 shares granted on February 22, 2011 at $25.80, less a nominal forfeiture adjustment. As of December 31, 2011, total compensation cost not yet recognized in our financial statements related to equity awards with time-based vesting conditions yet to be reached was as follows:

December 31, 2011
(Dollars in thousands)
Total management equity award compensation cost not yet recognized	$22,318
Weighted-average period over which cost will be recognized	1.5 years

EX 99.5-35

Non-Employee Share-Based Transactions
The following table summarizes non-employee restricted stock unit activity during 2011 and 2010.

		Weighted-average measurement-date fair value per share
	Shares
	(Shares in thousands)
Unvested non-employee RSUs, December 31, 2009	—	—
Granted in 2010	2,615	$13.27
Vested in 2010	(2,427)	12.80
Unvested non-employee RSUs, December 31, 2010	188	19.37
Granted in 2011	517	17.17
Vested in 2011	(588)	17.70
Unvested non-employee RSUs, December 31, 2011	117	17.55
All of our 2011 non-employee share-based transactions relate to the granting of RSUs to members of our sales force. These awards are earned over a three month service period and vest at the conclusion of the service period. However, they are subject to long-term sales restrictions expiring over three years. Because the sale restrictions extend up to three years beyond the vesting period, the awards are subject to an illiquidity discount reflecting the risk associated with the post-vesting restrictions. To quantify this discount for each award, we used a series of Black-Scholes models with one-, two- and three-year tenors to estimate put option costs less a nominal transaction cost as a methodology for quantifying the cost of eliminating the downside risk associated with the sale restrictions.
The most significant assumptions in the Black-Scholes models were the volatility assumptions. Because our stock and the options on our stock have had a very limited active trading history, we derived volatility assumptions by analyzing other public insurance companies’ historical and implied volatilities over terms comparable to the sale restriction terms.
The following table presents the assumptions used in valuing quarterly RSU grants:

Year ended December 31,
	2011	2010
Expected volatility	29 to 67	36 to 52
Quarterly dividends expected	$0.01 to $0.03	$0.00 to $0.01
Risk-free interest rates	Less than 1%	Less than 2%
Our quarterly incentive awards to our sales force leaders have performance-based vesting requirements for which the granting and the service period occur within the same calendar quarter. These awards are granted in the form of RSUs that vest upon the conclusion of the quarterly contest and are subject to sale restrictions expiring over the three years subsequent to vesting. Because the awards are subject to sale restrictions following their vesting, their fair value is discounted to reflect a corresponding illiquidity discount. To the extent they are granted in connection with successful policy acquisitions, portions of these awards are deferred and amortized in the same manner as other deferred policy acquisition costs.
Details on the granting and valuation of these awards follows:

	Year ended December 31,
	2011	2010
	(Dollars in thousands, except per-share amounts)
Total quarterly RSUs granted	517,374	750,000
Measurement date per-share fair value of awards	$14.08 to $21.06	$15.44 to $19.37
Illiquidity discounts	17% to 32%	20% to 28%
Quarterly incentive awards expense recognized currently	$1,747	$12,318
Quarterly incentive awards expense deferred	$7,058	$—
Concurrent tax benefit of deferred expense	$2,273	$—

EX 99.5-36

As of December 31, 2011, all non-employee equity awards were fully vested with the exception of approximately 116,600 shares that vested on January 1, 2012. As such, any related compensation cost not recognized in our financial statements through December 31, 2011 is immaterial.
For the year ended December 31, 2010, we also recognized approximately $22.4 million of expense in connection with the IPO shares granted to certain of our sales force leaders in April 2010. This IPO-related grant expense was partially offset by a tax benefit of approximately $7.1 million. The IPO price per share was $15.00. We recognized a discounted fair value of these awards of $12.00 per RSU, reflecting the illiquidity discount described above.
All of our outstanding equity awards are eligible for dividends or dividend equivalents regardless of vesting status.

(15) Statutory Accounting and Dividend Restrictions
U.S. Insurance Subsidiaries
Our U.S. insurance subsidiaries are required to report their results of operations and financial position to state authorities on the basis of statutory accounting practices prescribed or permitted by such authorities and the National Association of Insurance Commissioners (NAIC), which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles. Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Primerica Life’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the NAIC and the Massachusetts Division of Insurance (Massachusetts DOI), while NBLIC’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the NAIC and the New York State Department of Financial Services (NYSDFS). Our U.S. insurance subsidiaries’ ability to pay dividends is subject to and limited by the various laws and regulations of their respective states.
For Primerica Life, statutory dividend capacity is based on the greater of (1) the previous year’s statutory net gain from operations (not including pro rata distributions of any class of the insurer’s own securities) or (2) 10% of the previous year-end statutory surplus (net of capital stock), subject to a maximum limit equal to statutory unassigned surplus. Dividends that, together with the amount of other distributions or dividends made within the preceding 12 months, exceed this statutory limitation are referred to as extraordinary dividends. Extraordinary dividends require advance notice to the Massachusetts DOI, Primerica Life’s primary state insurance regulator, and are subject to potential disapproval. For dividends exceeding these thresholds, Primerica Life must provide notice to the Massachusetts DOI and receive notice that the Massachusetts DOI does not object to the payment of such dividends. Primerica Life’s statutory surplus was $440.6 million at December 31, 2011. Its statutory net gain from operations was $182.0 million in 2011. However, as a result of our corporate reorganization, we had negative unassigned surplus as of December 31, 2011. Therefore, any dividend payments in 2012 will require regulatory approval.
For NBLIC, statutory dividend capacity is based on the lesser of (1) 10% of the previous year-end statutory earned surplus or (2) the previous year’s statutory net gain from operations, not including realized capital gains. Dividends that, together with the amount of other distributions or dividends in any calendar year, exceed this statutory limitation are considered to be extraordinary dividends. Extraordinary dividends require advance notice to the NYSDFS, NBLIC’s primary state insurance regulator, and are subject to potential disapproval. For dividends exceeding these thresholds, NBLIC must provide notice to the NYSDFS and receive notice that the NYSDFS does not object to the payment of such dividends.
NBLIC’s earned surplus was $171.2 million as of December 31, 2011. Its statutory net gain from operations, not including realized capital gains, was $16.1 million in 2011.
The amount of dividends that our U.S. insurance subsidiaries may pay in 2012 without regulatory consent follows:

2012 Statutory Dividend Capacity
(In thousands)
Primerica Life	$—
NBLIC	16,075

EX 99.5-37

The statutory capital and surplus of our U.S insurance subsidiaries was as follows:

	December 31,
	2011	2010
	(In thousands)
Primerica Life capital and surplus	$443,141	$629,842
NBLIC capital and surplus	173,679	163,249
Primerica Life and NBLIC both exceed the minimum risk-based capital requirements for insurance companies operating in the United States.
Canadian Insurance Subsidiary
Primerica Life Canada is incorporated under the provisions of the Canada Business Corporations Act and is a domiciled Canadian Company subject to regulation under the Insurance Companies Act (Canada) by the Office of the Superintendent of Financial Institutions Canada (OSFI) and by Provincial Superintendents of Financial Institutions/Insurance in those provinces in which Primerica Life Canada is licensed. The financial statements of Primerica Life Canada are prepared in accordance with International Financial Reporting Standards, or IFRS.
In Canada, dividends can be paid subject to the paying insurance company continuing to meet the regulatory requirements for capital adequacy and liquidity and upon 15 days’ minimum notice to OSFI. The amount of dividends that may be paid in 2012 without regulatory consent for Primerica Life Canada is CAD53.3 million, or $52.3 million using the December 31, 2011 period-end exchange rate.
Primerica Life Canada exceeds the minimum capital requirements for insurance companies regulated by the Office of Supervision of Financial Institutions in Canada.
(16) Commitments and Contingent Liabilities
Commitments
We lease office equipment and office and warehouse space under various noncancelable operating lease agreements that expire through June 2028. Rent expense was as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Minimum rent expense	$6,726	$6,490	$6,483
Total rent expense	$6,726	$6,490	$6,483
We had no contingent rent expense during 2011, 2010, and 2009. In September 2011, we signed an agreement to lease a new build-to-suit facility which will replace and consolidate substantially all of our existing Duluth, Georgia-based executive and home office operations. We expect the building to be complete and ready for occupancy in the second quarter of 2013. The initial lease term will be 15 years with estimated minimum annual rental payments ranging from approximately $4.5 million at inception to approximately $5.6 million in year 15. The leases covering our existing Duluth, Georgia-based executive and home office operations will terminate in the second quarter of 2013. As such, we do not expect a material increase in our annual operating lease expenditures.
At January 1, 2012, the minimum aggregate rental commitments for operating leases were as follows:

Year ending December 31,
(In thousands)
2012	$6,803
2013	6,559
2014	6,356
2015	5,863
2016	5,916
Thereafter	61,064
Total minimum rental commitments for operating leases Net investment income	$92,561

EX 99.5-38

Contingent Liabilities
In late 2011 and early 2012, several arbitration claims were filed with the Financial Industry Regulatory Association (FINRA) against our subsidiary, PFS Investments, Inc. and certain of its registered representatives seeking unspecified damages arising from the allegation that the representatives improperly recommended that the claimants transfer their retirement benefits from the Florida Retirement System's defined benefit plan to its defined contribution plan. In addition, a case alleging the same claims has been filed against us, PFS Investments, Inc. and a registered representative in Miami-Dade County Circuit Court. We believe we have meritorious defenses to the claims, and we intend to vigorously defend against them. We could incur significant costs and liabilities defending and/or resolving these claims, and we are unable at this early stage to assess with confidence what effect, if any, the ultimate resolution of these claims will have on our business, financial position or results of operations.
The lawyer representing the claimants in this matter has informed us that he intends to pursue similar claims on behalf of other potential claimants. We could incur significant costs and liabilities defending and/or settling these claims, and we are unable at this early stage to assess with confidence what effect, if any, the ultimate resolution of these claims will have on our business, financial condition or results of operations.
The Company is involved from time to time in legal disputes, regulatory inquiries and arbitration proceedings in the normal course of business. These disputes are subject to uncertainties, including the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation. As such, the Company is unable to estimate the possible loss or range of loss that may result from these matters. While it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company’s financial position, based on information currently known by the Company’s management, in management's opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect.
(17) Benefit Plans

We participated in various benefit plans, including a pension plan and a 401(k) plan, sponsored by Citi during the period prior to our corporate reorganization in 2010. These plans are now either closed or no longer effective for our employees. The expense, if any, associated with the benefits earned under such plans was immaterial during 2011, 2010, and 2009.

In connection with our corporate reorganization, we established a 401(k) plan for the benefit of our employees in 2010. The expense associated with this plan was approximately $6.1 million in 2011 and approximately $3.1 million in 2010.

(18) Related Party Transactions
The net distributions we declared and paid to Citi, as a then-wholly owned subsidiary, were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Distributions declared	$—	$3,491,556	$193,927
Distributions paid	—	3,491,556	44,927
Distributions payable	—	—	149,000
The increase in net distributions in 2010 was a direct result of the transactions executed in connection with our corporate reorganization.
The revenues we earned or expenses we incurred in connection with other material related party transactions were as follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Loan origination service revenues from Citi affiliates	$4,990	$10,327	$29,519
Payroll,employee benefits and shared services expenses	—	(13,463)	(34,142)
Customer service telephone support expense	(4,286)	(5,921)	(6,406)
Citi stock award expense	—	(3,244)	(5,660)

EX 99.5-39

We had various agreements with various wholly owned subsidiaries of Citi, whereby we provided these affiliates with certain services related to their origination of unsecured personal, consumer and student loans. The receivables related to these loan origination services were immaterial as of December 31, 2011 and 2010.
We had arrangements with various Citigroup affiliates whereby they provided payroll processing services and paid for employee benefits and various shared services on behalf of the Company. These arrangements terminated in July 2010. Amounts due to or from affiliates under these arrangements at December 31, 2010 were immaterial.
We had an arrangement with Citicorp Data Systems, Inc. (CDS), a wholly owned subsidiary of Citi, whereby CDS provided customer service telephone support for the Company. This arrangement terminated in October 2011.
We had arrangements in relation to unvested stock awards and other payables related to stock awards for various share-based compensation plans sponsored by Citi during the period prior to our corporate reorganization. These plans are closed or no longer effective for our employees except for exercise or delivery associated with awards granted prior to our corporate reorganization. The payables to Citi related to these agreements were as follows:

	December 31,
	2011	2010
	(In thousands)
Payables related to vested Citi stock awards	$2,249	$7,501
Remaining arrangements to provide services to or receive services from Citi affiliates were immaterial during 2011, 2010, and 2009.
In November 2011, we repurchased from Citi approximately 8.9 million shares of our common stock at a price of $22.42 per share, for a total purchase price of approximately $200.0 million. The per-share purchase price was determined based on the volume-weighted average price per share of Primerica, Inc. common stock during the seven-day period prior to execution of the repurchase agreement. We funded this repurchase with funds made available by a dividend from Primerica Life to the Parent Company.
In April 2011, Citi sold 12.0 million shares of our common stock in an underwritten public offering at a price of $22.75 per share. In December 2011, Citi sold approximately 8.1 million shares of our common stock, representing all of its remaining shares of our common stock, in an underwritten public offering at a price of $22.29 per share. We did not receive any proceeds from the sale of these shares. As required by the registration rights agreement, we incurred expenses of approximately $1 million on behalf of Citi in connection with these offerings.
In 2010, the Company forgave and wrote off an expense reimbursement receivable of approximately $0.7 million due from Warburg Pincus, a significant stockholder with two representatives on our Board of Directors at the time of the forgiveness. The receivable arose out of an agreement between Citi and Warburg Pincus pursuant to which Warburg Pincus agreed to reimburse the Company for a specified portion of certain costs expected to be incurred by the Company for a business event to be held in connection with the closing of the IPO. The agreement was signed prior to our corporate reorganization. Warburg Pincus requested a waiver of the obligation in 2010, which the Audit Committee approved.

(19) Subsequent Events
Effective March 31, 2012, Peach Re Inc. (Peach Re), a special purpose financial captive insurance company and wholly owned subsidiary of Primerica Life, entered into a credit facility agreement with Deutsche Bank (the Credit Facility Agreement). Under the Credit Facility Agreement, Deutsche Bank issued a letter of credit in the initial amount of $450 million with a term of approximately 14 years (the LOC) for the benefit of Primerica Life, the direct parent of Peach Re. Subject to certain conditions, the amount of the LOC will be periodically increased up to a maximum amount of $510 million in 2014. The LOC was issued to support certain obligations of Peach Re for a portion of the reserves related to level premium term life insurance policies ceded to Peach Re from Primerica Life under a coinsurance agreement which became effective as of March 31, 2012.
Pursuant to the terms of the Credit Facility Agreement, in the event amounts are drawn under the LOC by Primerica Life, Peach Re will be obligated, subject to certain limited conditions, to reimburse Deutsche Bank for the amount of any draws and interest thereon. Peach Re has collateralized its obligations to Deutsche Bank by granting it a security interest in all of its assets with the exception of amounts held in a special account established to meet minimum asset thresholds required by state regulatory authorities. This transaction will have no impact on our GAAP financials other than fees paid to Deutsche Bank for the LOC. In connection with this transaction, Primerica Life obtained regulatory approval and paid an extraordinary dividend of $150.0 million to the Parent Company in April 2012.

EX 99.5-40

On April 17, 2012, we executed an agreement to repurchase approximately 5.7 million shares of our common stock beneficially owned by certain private equity funds managed by Warburg Pincus LLC (Warburg Pincus) at $26.15 per share, for a total purchase price of approximately $150.0 million. The per-share purchase price was determined based on the closing price of our common stock on April 17, 2012. We completed the repurchase transaction on April 26, 2012. Upon completion of the share repurchase, Warburg Pincus owned approximately 18% of the Company's outstanding common stock.

EX 99.5-41

Unaudited Quarterly Financial Data
In management's opinion, the following quarterly consolidated and combined financial information fairly presents the results of operations for such periods and is prepared on a basis consistent with our annual audited consolidated and combined financial statements. Financial information for the quarter ended March 31, 2010 was prepared on a combined basis, while financial information for quarters ending after March 31, 2010 was prepared on a consolidated basis.
We completed our IPO on April 1, 2010. Prior to April 2010, outstanding stock consisted of 100 shares of stock issued to Citi in October 2009. As such, pro forma per-share earnings for the quarter ended March 31, 2010 are not presented as they would not be comparable to per-share earnings in periods after the Transactions due to the substantial increase in shares used in the computation of earnings per share.

	Quarter ended March 31, 2011	Quarter ended June 30, 2011	Quarter ended September 30, 2011	Quarter ended December 31, 2011
	(In thousands, except per-share amounts)
Direct premiums	$552,069	$560,881	$560,739	$555,778
Ceded premiums	(422,238)	(435,564)	(425,643)	(419,630)
Net premiums	129,831	125,317	135,096	136,148
Commissions and fees	106,116	108,698	100,883	97,282
Net investment income	28,626	27,229	27,103	25,643
Realized investment gains (losses), including OTTI	327	2,035	(178)	4,256
Other, net	11,452	11,816	12,887	12,526
Total revenues	276,352	275,095	275,791	275,855
Total benefits and expenses	203,096	216,630	220,284	219,174
Income before income taxes	73,256	58,465	55,507	56,681
Income taxes	25,985	20,845	20,409	19,479
Net income	$47,271	$37,620	$35,098	$37,202

Earnings per share - basic	$0.62	$0.50	$0.46	$0.52
Earnings per share - diluted	$0.62	$0.49	$0.46	$0.51

	Quarter ended March 31, 2010	Quarter ended June 30, 2010	Quarter ended September 30, 2010	Quarter ended December 31, 2010
	(In thousands, except per-share amounts)
Direct premiums	$537,845	$547,455	$547,444	$548,330
Ceded premiums	(148,119)	(447,213)	(437,054)	(417,981)
Net premiums	389,726	100,242	110,390	130,349
Commissions and fees	91,690	93,226	89,737	108,288
Net investment income	82,576	27,991	27,855	26,688
Realized investment gains, including OTTI	31,057	374	1,015	1,700
Other, net	11,893	12,466	12,239	12,362
Total revenues	606,942	234,299	241,236	279,387
Total benefits and expenses	389,720	209,737	190,619	210,318
Income before income taxes	217,222	24,562	50,617	69,069
Income taxes	76,582	10,296	18,426	23,709
Net income	$140,640	$14,266	$32,191	$45,360

Earnings per share - basic	n/a	$0.19	$0.43	$0.60
Earnings per share - diluted	n/a	$0.19	$0.42	$0.60

Quarterly amounts may not agree in total to the corresponding annual amounts due to rounding.

EX 99.5-42